As filed with the Securities and Exchange Commission on June 4, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PIEDMONT OPERATING PARTNERSHIP, LP*

(Exact name of registrant as specified in its charter)

Delaware	6512	58-2368838
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification Number)

11695 Johns Creek Parkway

Suite 350

Johns Creek, Georgia 30097-1523

(770) 418-8800

(Address, including zip code, and telephone number, including area code, of Registrants’ principal executive offices)

Robert E. Bowers

Chief Financial Officer, Executive Vice President and Treasurer

11695 Johns Creek Parkway

Suite 350

Johns Creek, Georgia 30097-1523

(770) 418-8800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Keith M. Townsend

King & Spalding LLP

1180 Peachtree Street, NE

Atlanta, Georgia 30309

(404) 572-4600

*	The company listed on the next page is also included in this Form S-4 Registration Statement as an additional Registrant.

Approximate date of commencement of proposed sale of the securities to the public: As soon as possible after this Registration Statement is declared effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Note	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
3.40% Senior Notes due 2023	$350,000,000	100%	$350,000,000	$47,740
Guarantee(2)	—	—	—	—

(1)	The registration fee has been calculated pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended. The proposed maximum offering price is estimated solely for purpose of calculating the registration fee.
(2)	Pursuant to Rule 457(n) of the Securities Act of 1933, as amended, no registration fee is required for the guarantee.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

ADDITIONAL REGISTRANT

Exact Name of Additional Registrant*	Jurisdiction of Formation	IRS Employer Identification No.
Piedmont Office Realty Trust, Inc.	Maryland	58-2328421

*	The address of the additional Registrant is 11695 Johns Creek Parkway, Suite 350, Johns Creek, Georgia 30097-1523. The primary standard industrial classification number for the additional Registrant is 6798.

Piedmont Operating Partnership, LP

Offer to Exchange

Up to $350,000,000 aggregate principal amount

of our 3.40% Senior Notes due 2023

(which we refer to as the “new notes”)

and the guarantee thereof, which have been registered

under the Securities Act of 1933, as amended,

for $350,000,000 of our outstanding

3.40% Senior Notes due 2023

(which we refer to as the “old notes”

and, together with the new notes, as the “notes”)

and the guarantee thereof

The New Notes:

The terms of the new notes are substantially identical to the old notes, except that some of the transfer restrictions, registration rights and additional interest provisions relating to the old notes will not apply to the new notes.

•	Maturity: The new notes will mature on June 1, 2023.

•

Interest: The new notes will bear interest at a rate of 3.40% per annum. Interest on the new notes will be payable semi-annually in arrears on June 1 and December 1 of each year, beginning December 1, 2013.

•

Guarantee: The new notes will be guaranteed, fully and unconditionally, on a senior unsecured basis, by Piedmont Office Realty Trust, Inc., the sole general partner of Piedmont Operating Partnership, LP. The guarantee will be a senior unsecured obligation of Piedmont Office Realty Trust, Inc. and will rank equally in right of payment with all of its other existing and future senior unsecured indebtedness and guarantees. The guarantee of the new notes will be effectively subordinated in right of payment to (i) all existing and future secured indebtedness and secured guarantees of Piedmont Office Realty Trust, Inc. (to the extent of the value of the collateral securing such indebtedness and guarantees) and (ii) all existing and future indebtedness and other liabilities, whether secured or unsecured, of the subsidiaries of Piedmont Office Realty Trust, Inc.

•

Ranking: The new notes will be senior unsecured obligations of Piedmont Operating Partnership, LP and the and will rank equally in right of payment with all of its other existing and future senior unsecured indebtedness. The new notes will be effectively subordinated in right of payment to (i) all existing and future mortgage indebtedness and other secured indebtedness of Piedmont Operating Partnership, LP (to the extent of the value of the collateral securing such indebtedness) and (ii) all existing and future indebtedness and other liabilities, whether secured or unsecured, of the subsidiaries of Piedmont Operating Partnership, LP.

•

Optional Redemption: Piedmont Operating Partnership, LP has the option to redeem the new notes prior to maturity in whole at any time or in part from time to time at the redemption prices described under the caption “Description of Notes—Redemption of the Notes at the Option of the Operating Partnership.”

•	The new notes will not be listed on any securities exchange or automated quotation system.

The Exchange Offer:

•

The exchange offer will expire at 5:00 p.m., New York City time, on                     , 2013, (which is the 20th business day following the date of this prospectus), unless we extend the exchange offer in our sole and absolute discretion.

•	The exchange offer is not subject to any conditions other than that it not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission (the “SEC”).

•

Subject to the satisfaction or waiver of specified conditions, we will exchange the new notes for all old notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

•	Tenders of old notes may be withdrawn at any time before the expiration of the exchange offer.

•	We will not receive any proceeds from the exchange offer.

The exchange offer involves risks. See “Risk Factors” beginning on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2013.

Unless otherwise stated or the context otherwise requires, references in this prospectus to “Piedmont,” “we,” “us” and “our” refer, collectively, to Piedmont Office Realty Trust, Inc. and its consolidated subsidiaries, including Piedmont Operating Partnership, LP; the “REIT” or the “Guarantor” refer only to Piedmont Office Realty Trust, Inc. and not to any of its subsidiaries or affiliates; and the “Operating Partnership” refers only to Piedmont Operating Partnership, LP and not to its parent or subsidiaries or affiliates.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 135 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

This prospectus incorporates important business and financial information about Piedmont that is not included or delivered with this prospectus. We will provide without charge, upon written or oral request, to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of all documents referred to below which have been or may be incorporated by reference into this prospectus excluding exhibits to those documents unless such exhibits are specifically incorporated by reference into those documents.

In order to obtain timely delivery, you must request the information no later than                     , 2013, which is five business days before the expiration date of the exchange offer. Any such request should be directed to us at:

Corporate Secretary

Piedmont Office Realty Trust, Inc.

11695 Johns Creek Parkway

Suite 350

Johns Creek, Georgia 30097

(770) 418-8800

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FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain “forward-looking statements” within the meaning of the federal securities laws. In addition, we, or our executive officers on our behalf, may from time to time make forward-looking statements in reports and other documents that Piedmont files with the SEC or in connection with oral statements made to the press, potential investors or others. Statements regarding future events and developments and our future performance, as well as management’s expectations, beliefs, plans, estimates, or projections relating to the future, are forward-looking statements within the meaning of these laws. Forward-looking statements include statements preceded by, followed by, or that include the words “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. These forward-looking statements are based on beliefs and assumptions of our management, which in turn are based on information available at the time the statements are made. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding the demand for office space in the sectors in which we operate, competitive conditions, and general economic conditions. These assumptions could prove inaccurate. The forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Such factors include, but are not limited to, the following:

•

Market and economic conditions remain challenging and the demand for office space, rental rates and property values may continue to lag the general economic recovery, causing our business, results of operations, cash flows, financial condition and access to capital to be adversely affected or otherwise impact performance, including the potential recognition of impairment charges;

•	The success of our real estate strategies and investment objectives, including our ability to identify and consummate suitable acquisitions;

•	Lease terminations or lease defaults, particularly by one of our large lead tenants;

•	The impact of competition on our efforts to renew existing leases or re-let space on terms similar to existing leases;

•

Changes in the economies and other conditions of the office market in general and of the specific markets in which we operate, particularly in Chicago, Washington, D.C., and the New York metropolitan area;

•	Economic and regulatory changes, including accounting standards, that impact the real estate market generally;

•	Additional risks and costs associated with directly managing properties occupied by government tenants;

•	Adverse market and economic conditions may continue to adversely affect us and could cause us to recognize impairment charges or otherwise impact our performance;

•	Availability of financing and our lending banks’ ability to honor existing line of credit commitments;

•	Costs of complying with governmental laws and regulations;

•	Uncertainties associated with environmental and other regulatory matters;

•	Potential changes in political environment and reduction in federal and/or state funding of our governmental tenants;

•	We may be subject to litigation, which could have a material adverse effect on our financial condition;

•	The REIT’s ability to continue to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the “Code”); and

•

Other factors, including the risk factors discussed under Item 1A of the REIT’s Annual Report on Form 10-K for the year ended December 31, 2012, which has been incorporated into this prospectus by reference.

ii

SUMMARY

This summary is not complete and does not contain all of the information that you should consider before making a decision to exchange the old notes for the new notes. You should read this entire prospectus, including “Risk Factors,” and the documents incorporated by reference herein, including our consolidated financial statements and related notes.

Piedmont Office Realty Trust, Inc. and Piedmont Operating Partnership, LP

Piedmont Office Realty Trust, Inc., or the REIT, is a Maryland corporation that operates in a manner so as to qualify as a real estate investment trust for federal income tax purposes and engages in the acquisition and ownership of commercial real estate properties throughout the United States, including properties that are under construction, are newly constructed, or have operating histories. The REIT was incorporated in 1997, commenced operations in 1998, and listed its common stock on the New York Stock Exchange in 2010. The REIT conducts its business primarily through Piedmont Operating Partnership, LP, a Delaware limited partnership, or the Operating Partnership, and performs the management of its buildings through two wholly-owned subsidiaries, Piedmont Government Services, LLC and Piedmont Office Management, LLC. The REIT is the sole general partner of the Operating Partnership and possesses full legal control and authority over its operations. The Operating Partnership is directly and indirectly 100% owned by the REIT. The Operating Partnership owns properties directly, through wholly-owned subsidiaries and through both consolidated and unconsolidated joint ventures.

Our portfolio consists primarily of Class A commercial office buildings leased to large, credit-worthy, government and corporate tenants primarily in premier office markets such as Chicago, Washington, D.C., the New York metropolitan area, Boston and greater Los Angeles. For the past several years, we have been reducing the number of markets we operate within by selling non-strategic assets and recycling the proceeds into assets and markets which we believe have greater potential to contribute to enterprise value over time. Since 2005 we have exited 20 markets and plan to exit as many as seven additional markets over the next few years so that we are predominantly concentrated in ten of the largest U.S. office markets by year end 2015. As of March 31, 2013, we owned interests in 75 consolidated office properties, plus five buildings owned through unconsolidated joint ventures. Our 75 consolidated office properties are located in 17 metropolitan areas across the United States. These office properties comprise approximately 20.9 million square feet of primarily Class A commercial office space, and were approximately 86.0% leased as of March 31, 2013. As of March 31, 2013, we have a demonstrated capital allocation track record including transacting $6.2 billion and $1.7 billion in property acquisitions and dispositions, respectively, during our 15 year operating history.

Our principal executive offices are located at 11695 Johns Creek Parkway, Suite 350, Johns Creek, Georgia 30097. Our main telephone number is (770) 418-8800. Our website is www.piedmontreit.com. Information contained on our website is not a part of this prospectus.

The Exchange Offer

The following summary contains basic information about the exchange offer. For a more detailed description of the terms and conditions of the exchange offer, please refer to the section “The Exchange Offer.”

The Exchange Offer	We are offering to exchange $1,000 principal amount of the new notes, which have been registered under the Securities Act, for each $1,000 principal amount of the old notes, which have not been registered under the Securities Act. We issued the old notes on May 9, 2013.

In order to exchange your old notes, you must promptly tender them before the expiration date (as described herein). All old notes that are validly tendered and not validly withdrawn will be exchanged. We will issue the new notes on or promptly after the expiration date.

You may tender your old notes for exchange in whole or in part in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Registration Rights Agreement	We sold the old notes on May 9, 2013 to J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and U.S. Bancorp Investments, Inc., as representatives of the initial purchasers. Simultaneously with that sale, we signed a registration rights agreement with the representatives of the initial purchasers relating to the old notes that requires us to conduct this exchange offer.

You have the right under the registration rights agreement to exchange your old notes for new notes. The exchange offer is intended to satisfy such right. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your old notes.

For a description of the procedures for tendering old notes, see the section “The Exchange Offer—Exchange Offer Procedures.”

Consequences of Failure to Exchange	If you do not exchange your old notes for new notes in the exchange offer, you will still have the restrictions on transfer provided in the old notes and in the indenture that governs both the old notes and the new notes. In general, the old notes may not be offered or sold unless registered or exempt from registration under the Securities Act, or in a transaction not subject to the Securities Act and applicable state securities laws. Upon completion of the exchange offer, we will have no further obligations to register, and we do not currently plan to register, the old notes under the Securities Act. See the section “Risk Factors—If you do not exchange your old notes for new notes, your ability to sell your old notes will be restricted.”

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2013, unless we extend the exchange offer in our sole and absolute discretion. In that case, the expiration date will be the latest date and time to which we extend the exchange offer. See the section “The Exchange Offer—Expiration Date; Extensions; Amendments.”

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, including, if we determine that the exchange offer, or the making of any exchange by a holder of old notes, would violate any applicable law or applicable interpretation of the staff of the SEC.

We may choose to waive some of these conditions. For more information, See “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Old Notes	If you hold old notes through The Depository Trust Company (“DTC”) and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC. See the section “The Exchange Offer—Exchange Offer Procedures.” If you do not have an account with DTC, you may tender your old notes by book-entry transfer by contacting your broker, dealer or other nominee or by opening an account with a person who has an account with DTC (a “DTC participant”), as the case may be.

By accepting the exchange offer, you will represent to us that, among other things:

•	any new notes that you receive will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person or entity, including any of our affiliates, to participate in the distribution of the new notes;

•	you are not our “affiliate” as defined in Rule 405 under the Securities Act; and

•

if you are a broker-dealer that will receive new notes for your own account in exchange for old notes that were acquired as a result of market-making or other trading activities, that you will deliver a prospectus, as required by law, in connection with any resale of the new notes.

Withdrawal Rights	You may withdraw the tender of your old notes at any time before the expiration date. To do this, you should deliver a written notice of your withdrawal to the exchange agent according to the withdrawal procedures described in the section “The Exchange Offer—Withdrawal Rights.”

Exchange Agent	The exchange agent for the exchange offer is U.S. Bank National Association. The address, telephone number and facsimile number of the exchange agent are provided in the section “The Exchange Offer—Exchange Agent,” as well as in the letter of transmittal.

Use of Proceeds	We will not receive any cash proceeds from the issuance of the new notes. See the section “Use of Proceeds.”

Material U.S. Federal Income Tax Consequences	Your participation in the exchange offer generally will not be a taxable event for U.S. federal income tax purposes. Accordingly, you will not recognize any taxable gain or loss or any interest income as a result of the exchange. See the section “Material U.S. Federal Income Tax Consequences of the Exchange Offer.”

Summary Description of the New Notes

The following is a brief summary of certain terms of the new notes. For a more complete description of the terms of the new notes, see “Description of Notes” in this prospectus.

Issuer	Piedmont Operating Partnership, LP

Guarantor	Piedmont Office Realty Trust, Inc.

Notes Offered	$350,000,000 aggregate principal amount of 3.40% Senior Notes due 2023.

Ranking of Notes	The new notes will be the Operating Partnership’s senior unsecured obligations and will rank equally in right of payment with all of its other existing and future senior unsecured indebtedness. The new notes will be effectively subordinated in right of payment to:

•	all of the Operating Partnership’s existing and future mortgage indebtedness and other secured indebtedness (to the extent of the value of the collateral securing such indebtedness); and

•	all existing and future indebtedness and other liabilities, whether secured or unsecured, of the Operating Partnership’s subsidiaries.

Guarantee	The new notes will be fully and unconditionally guaranteed by the REIT. The REIT guarantee will be a senior unsecured obligation of the REIT and will rank equally in right of payment with all of its other existing and future senior unsecured indebtedness and guarantees. The REIT’s guarantee of the new notes will be effectively subordinated in right of payment to:

•	all existing and future secured indebtedness and secured guarantees of the REIT (to the extent of the value of the collateral securing such indebtedness and guarantees); and

•	all existing and future indebtedness and other liabilities, whether secured or unsecured, of the REIT’s subsidiaries.

Maturity	The new notes will mature on June 1, 2023, unless earlier redeemed.

Interest	The new notes will bear interest at a rate of 3.40% per year. Interest will be payable semi-annually in arrears on June 1 and December 1 of each year, beginning December 1, 2013.

Optional Redemption

The Operating Partnership may, at its option, redeem the new notes, in whole at any time or in part from time to time, in each case prior to March 1, 2023 (three months prior to the stated maturity date of the new notes), at a redemption price equal to the greater of (i) 100% of the principal amount of the new notes to be redeemed and (ii) a “make-whole” amount, plus, in each case, unpaid interest, if any, accrued to, but not including, the date of redemption. In addition, at any time on or after March 1, 2023 (three months prior to the stated maturity date of the new notes), the Operating Partnership may, at its option, redeem the new notes, in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount of the new notes to be redeemed plus unpaid interest, if any, accrued to, but not including, the date of redemption. See “Description of Notes—Redemption of the Notes at the Option of the Operating Partnership.”

Form and Denomination	The new notes will be issued in fully registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The new notes will be represented by global notes registered in the name of a nominee of DTC. You will hold beneficial interests in the new notes through DTC, and DTC and its direct and indirect participants will record your beneficial interest on their books. Except under limited circumstances, certificated notes will not be issued. For additional information, see “Book-Entry Settlement and Clearance—Book-Entry Procedures.”

Certain Covenants	The indenture that governs the old notes and the new notes does not prohibit the Operating Partnership, the REIT or any of their respective subsidiaries from incurring secured or unsecured indebtedness in the future and, although the indenture contains covenants that limit the ability of the Operating Partnership, the REIT and their subsidiaries to incur secured and unsecured indebtedness, those covenants are subject to significant exceptions and, in addition, the Operating Partnership, the REIT and their subsidiaries may incur substantial amounts of additional secured and unsecured indebtedness without violating those covenants. For additional information, see “Description of Notes—Certain Covenants.”

No Public Market	The new notes will not be listed on any securities exchange. The new notes are a new issue of securities with no established market.

Additional Notes	The Operating Partnership may, from time to time, without notice to or consent of holders of the new notes, create and issue additional notes having the same terms and conditions as the new notes in all respects, except for the issue date and, under certain circumstances, the issue price and the data upon which the first payment of interest is made. Additional notes issued in this manner will be consolidated with and will form a single series with the previously outstanding notes.

Risk Factors	See “Risk Factors” included in this prospectus and in the REIT’s most recent Annual Report on Form 10-K, as updated by its subsequent filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as well as other information included or incorporated by reference in this prospectus, for a discussion of factors you should carefully consider before deciding to invest in the new notes.

Ratio of Earnings to Fixed Charges

The table below presents our ratio of earnings to fixed charges for each of the periods indicated:

	Years Ended December 31,					Three Months Ended March 31,
	2012	2011	2010	2009	2008	2013	2012
Ratio of Earnings to Fixed Charges (1)	2.0	2.2	2.5	2.0	2.6	2.3	2.1

(1)	For the three months ended March 31, 2013 and 2012 and the years ended December 31, 2012, 2011, 2010, 2009 and 2008 amounts have been adjusted to conform with the current period presentation, including classifying revenues from sold properties as discontinued operations for each such period.

We have computed the consolidated ratio of earnings to fixed charges by dividing earnings by fixed charges. Earnings consist of income from continuing operations less equity in income of unconsolidated joint ventures, plus operating distributions received from unconsolidated joint ventures, plus fixed charges, less preferred dividends of consolidated subsidiaries. Fixed charges consist of interest expense, including interest expense included in discontinued operations.

There was no preferred stock outstanding for any of the periods shown above. Accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends was identical to the ratio of earnings to fixed charges for each period.

RISK FACTORS

Investment in the new notes offered pursuant to this prospectus involves risks. The trading price of the new notes could decline due to any of these risks, and you may lose all or part of your investment. Investors should carefully consider the following risk factors and the risk factors related to our business identified in the REIT’s most recent Annual Report on Form 10-K and all other information contained or incorporated by reference into this prospectus before investing in the new notes. The occurrence of any one or more of these risks could materially and adversely affect your investment in the new notes.

Risks Relating to the Notes

The effective subordination of the new notes may limit our ability to satisfy our obligations under the new notes.

The new notes will be the Operating Partnership’s senior unsecured obligations and will rank equally in right of payment with all of its other existing and future senior unsecured indebtedness. The new notes will be effectively subordinated in right of payment to:

•	all of the Operating Partnership’s existing and future mortgage indebtedness and other secured indebtedness (to the extent of the value of the collateral securing such indebtedness); and

•	all existing and future indebtedness and other liabilities, whether secured or unsecured, of the Operating Partnership’s subsidiaries.

Similarly, the REIT’s guarantee of the new notes will be its senior unsecured obligation and will rank equally in right of payment with all of its other existing and future senior unsecured indebtedness and guarantees. The REIT’s guarantee of the new notes will be effectively subordinated in right of payment to:

•

all existing and future mortgage indebtedness and other secured indebtedness and secured guarantees of the REIT (to the extent of the value of the collateral securing such indebtedness and guarantees); and

•	all existing and future indebtedness and other liabilities, whether secured or unsecured, of the REIT’s subsidiaries.

In the event of the bankruptcy, liquidation, reorganization or other winding up of the Operating Partnership or the REIT, assets that secure any of their respective secured indebtedness and other secured obligations will be available to pay their respective obligations under the new notes or the guarantee, as applicable, and their other respective unsecured indebtedness and other unsecured obligations only after all of their respective indebtedness and other obligations secured by those assets have been repaid in full, and we caution you that there may not be sufficient assets remaining to pay amounts due on any or all of the new notes or the guarantee, as the case may be, then outstanding. In the event of the bankruptcy, liquidation, reorganization or other winding up of any subsidiaries of the Operating Partnership or the REIT, the rights of holders of indebtedness and other obligations of the Operating Partnership (including the new notes) or the REIT (including the guarantee), as the case may be, will be subject to the prior claims of that subsidiary’s creditors and of the holders of any indebtedness or other obligations guaranteed by that subsidiary, except to the extent that the Operating Partnership or the REIT is itself a creditor with recognized claims against that subsidiary, in which case those claims would still be effectively subordinated to all security interests in, and debt secured by mortgages or other liens on, the assets of that subsidiary (to the extent of the value of those assets) and would be subordinate to all indebtedness of that subsidiary senior to that held by the Operating Partnership or the REIT, as the case may be. Moreover, in the event of the bankruptcy, liquidation, reorganization or other winding up of any subsidiary of the Operating Partnership or the REIT, the rights of holders of indebtedness and other obligations of the Operating Partnership (including the notes) or the REIT (including the guarantee), as the case may be, will be effectively subordinated to any equity interests in that subsidiary held by persons other than the Operating Partnership or the REIT, as the case may be.

As of March 31, 2013, the Operating Partnership had approximately $736 million aggregate principal amount of senior unsecured indebtedness and no outstanding mortgage or other secured indebtedness. As of March 31, 2013, the REIT had no outstanding indebtedness and had guaranteed the Operating Partnership’s senior unsecured indebtedness. As of March 31, 2013, the subsidiaries of the Operating Partnership and the subsidiaries of the REIT (excluding the Operating Partnership) had approximately $1.2 billion of outstanding mortgage and other secured indebtedness (including $183.9 million of intracompany indebtedness to the Operating Partnership) and $2.5 million of outstanding unsecured indebtedness (comprised of indebtedness to the REIT), in addition to their trade payables and other liabilities representing total liabilities of the subsidiaries of approximately $1.5 billion as of March 31, 2013. In addition, as of March 31, 2013, the subsidiaries of the Operating Partnership and the subsidiaries of the REIT (excluding the Operating Partnership) did not guarantee any indebtedness of the Operating Partnership or the REIT.

We may not be able to meet our debt service obligations.

Our ability to make payments on and to refinance our indebtedness, including the new notes, and to fund our operations, working capital and capital expenditures, depends on our ability to generate cash in the future. Our cash flow is subject to general economic, industry, financial, competitive, operating, legislative, regulatory and other factors, many of which are beyond our control.

Our failure to pay amounts due in respect of any of our indebtedness when due may constitute an event of default under the instrument governing that indebtedness, which could permit the holders of that indebtedness to require the immediate repayment of that indebtedness in full and, in the case of secured indebtedness, could allow them to sell the collateral securing that indebtedness and use the proceeds to repay that indebtedness. Moreover, any acceleration of or default in respect of any of our indebtedness could, in turn, constitute an event of default under other debt instruments or agreements, thereby resulting in the acceleration and required repayment of that other indebtedness. Any of these events could materially adversely affect our ability to make payments of principal and interest on the notes when due and could prevent us from making those payments altogether.

We cannot assure you that our business will generate sufficient cash flow from operations or that future sources of cash will be available to us in an amount sufficient to enable us to pay amounts due on our indebtedness, including the new notes, or to fund our other liquidity needs. Additionally, if we incur additional indebtedness in connection with future acquisitions or for any other purpose, our debt service obligations could increase.

We may need to refinance all or a portion of our indebtedness, including the new notes, on or before maturity. Our ability to refinance our indebtedness or obtain additional financing will depend on, among other things:

•	our financial condition, results of operations and market conditions at the time; and

•	restrictions in the agreements governing our indebtedness.

As a result, we may not be able to refinance our indebtedness, including the new notes, on commercially reasonable terms, or at all. If we do not generate sufficient cash flow from operations, and additional borrowings or refinancings or proceeds of assets sales or other sources of cash are not available to us, we may not have sufficient cash to enable us meet all of our obligations, including payments on the new notes. Accordingly, if we cannot service our indebtedness, we may have to take actions such as seeking additional equity financing, delaying capital expenditures or strategic acquisitions and alliances. Any of these events or circumstances could have a material adverse effect on our financial condition, results of operations, cash flows, the trading price of our securities (including the new notes) and our ability to satisfy our debt service obligations.

The REIT has no significant operations, other than as the Operating Partnership’s general partner and through its other subsidiaries, does not directly own any real estate assets and does not own any other material assets, other than its investment in the Operating Partnership and its other direct subsidiaries.

The new notes will be guaranteed by the REIT. However, the REIT has no significant operations, other than as general partner of the Operating Partnership and through its other subsidiaries, does not directly own any real estate assets and does not own any other material assets, other than its investment in the Operating Partnership and its other direct subsidiaries. Furthermore, the REIT’s guarantee will be effectively subordinated in right of payment to:

•

all existing and future mortgage indebtedness and other secured indebtedness and secured guarantees of the REIT (to the extent of the value of the collateral securing such indebtedness or guarantees); and

•	all existing and future indebtedness and other liabilities, whether secured or unsecured, of the REIT’s subsidiaries.

Despite our existing indebtedness, we may still incur significantly more debt, which could exacerbate any or all of the risks related to our indebtedness, including our inability to pay the principal of or interest on the notes.

We may incur substantial additional indebtedness in the future. Although the instruments governing our unsecured and secured indebtedness, including the indenture governing the notes, limit our ability to incur additional indebtedness, these restrictions are subject to a number of qualifications and exceptions and, under certain circumstances, debt incurred in compliance with these restrictions could be substantial. To the extent that we incur additional indebtedness, we may face additional risks associated with our indebtedness, including our possible inability to pay the principal of or interest on the new notes.

An increase in interest rates could result in a decrease in the relative value of the notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value because the premium, if any, over market interest rates will decline. Consequently, if you invest in the new notes and market interest rates increase, the market value of the new notes may decline. We cannot predict the future level of market interest rates.

An active trading market for the notes may not develop.

The new notes are a new issue of securities with no established trading market, and we cannot assure you that an active trading market for the new notes will develop or continue. If traded after their initial issuance, the new notes may trade at a discount from their offering price, depending on prevailing interest rates, the market for similar securities, our performance and other factors. To the extent that an active trading market does not develop, the liquidity and trading prices for the new notes may be harmed. The new notes will not be listed on any securities exchange. The liquidity of any market for the new notes will depend upon, among other facts, the number of holders of new notes, our results of operations and financial condition, the market for similar securities and the interest of securities dealers in making a market in the new notes.

The market price of the new notes may be subject to fluctuations.

The market price of the new notes will depend on many factors that may vary over time and some of which are beyond our control, including, among others, the following:

•	our financial performance;

•	the amount of our outstanding indebtedness;

•	prevailing market interest rates;

•	the market for similar securities;

•	the ratings of the new notes;

•	the size and liquidity of the market for the new notes; and

•	general economic conditions.

As a result of these factors, you may be able to sell your new notes only at prices below those you believe to be appropriate, including prices below the price you paid for them.

A downgrade in our credit rating could materially adversely affect our business and financial condition and the market value of the new notes.

The credit ratings assigned to the new notes and other debt securities of the Operating Partnership could change based upon, among other things, our results of operations and financial condition. These ratings are subject to ongoing evaluation by credit rating agencies, and we cannot assure you that any rating will not be changed or withdrawn by a rating agency in the future if, in its judgment, circumstances warrant. Moreover, these credit ratings are not recommendations to buy, sell or hold the new notes or any other securities. If any of the credit rating agencies that have rated the new notes or other debt securities of the Operating Partnership downgrades or lowers its credit rating, or if any credit rating agency indicates that it has placed any such rating on a so-called “watch list” for a possible downgrading or lowering or otherwise indicates that its outlook for that rating is negative, it could have a material adverse effect on the market value of the new notes and our costs and availability of capital, which could in turn have a material adverse effect on our financial condition, results of operations, cash flows and our ability to satisfy our debt service obligations (including payments on the new notes) and could also have a material adverse effect on the market value of the new notes.

Holders of the new notes will not be entitled to require us to redeem or repurchase the new notes upon the occurrence of change of control or highly levered transactions or other designated events.

The indenture does not afford holders of the new notes protection in the event of (1) a recapitalization or other highly leveraged or similar transaction involving the Operating Partnership or the REIT, (2) a change of control of the Operating Partnership or the REIT or (3) a merger, consolidation, reorganization, restructuring or transfer or lease of all or substantially all of the Operating Partnership’s or the REIT’s assets or similar transactions that may adversely affect the holders of the new notes. The Operating Partnership or the REIT may, in the future, enter into certain transactions, such as the sale of all or substantially all of the Operating Partnership’s or the REIT’s assets or a merger or consolidation that may increase the amount of the Operating Partnership’s or the REIT’s indebtedness or substantially change the Operating Partnership’s or the REIT’s assets, which may have a material adverse effect on the Operating Partnership’s ability to service its indebtedness, including the new notes, or on the REIT’s ability to pay amounts due under its guarantee of the new notes. Furthermore, the new notes will not, and the indenture does not, include any provisions that would allow holders of the new notes to require the Operating Partnership or the REIT to repurchase or redeem the new notes in the event of a transaction of the nature described above.

If you do not exchange your old notes for new notes, your ability to sell your old notes will be restricted.

If you do not exchange your old notes for new notes in the exchange offer, you will continue to be subject to the restrictions on transfer described in the legend on your old notes. The restrictions on transfer of your old notes arise because we issued the old notes in a transaction not subject to the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer to sell the old notes if they are registered under the Securities Act and applicable state securities laws or offered or sold pursuant to an exemption from those requirements. If you are still holding any old notes after the expiration date of the exchange offer and the exchange offer has been consummated, you will not be entitled to have those old notes registered under the Securities Act or to any similar rights under the registration rights agreement, subject to limited exceptions, if applicable. After the exchange offer is completed, we will not be required, and we do not intend, to register the old notes under the Securities Act. In addition, if you do exchange your old notes in the exchange offer for the purpose of participating in a distribution of the new notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent old notes are tendered and accepted in the exchange offer, the trading market, if any, for the old notes would be adversely affected.

USE OF PROCEEDS

This exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any proceeds from the exchange offer. You will receive, in exchange for old notes tendered by you and accepted by us in the exchange offer, new notes in the same principal amount. The old notes surrendered in exchange for the new notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the new notes will not result in any increase of our outstanding debt.

We used the net proceeds of approximately $345.3 million from the offering of the old notes to repay indebtedness outstanding under our $500 million unsecured line of credit.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

We have entered into a registration rights agreement with the initial purchasers of the old notes, in which we agreed to file a registration statement with the SEC relating to an offer to exchange the old notes for new notes. The registration statement of which this prospectus forms a part was filed in compliance with this obligation. We also agreed to use our reasonable best efforts to cause a registration statement to be declared effective under the Securities Act, to offer the new notes in exchange for the old notes promptly after the effectiveness of the registration statement and to have such registration statement remain effective for not less than 135 days after the last date that old notes will be accepted for exchange. If we do not comply with certain of our obligations under the registration rights agreement, we will incur additional interest expense. The new notes will have terms substantially identical to the old notes except that the new notes will not be subject to restrictions on transfer or to any increase in annual interest rate for failure to fulfill our obligations under the registration rights agreement to file, and cause to become effective, a registration statement. Old notes in an aggregate principal amount of $350,000,000 were issued on May 9, 2013.

Under the circumstances set forth below, we will promptly following a determination of such circumstance, use our reasonable best efforts to (i) file a shelf registration statement with the SEC covering resales of the old notes or the new notes, as the case may be, (ii) cause the shelf registration statement to be declared effective under the Securities Act and (iii) keep the shelf registration statement continuously effective until the earliest of (A) one year after the effective date of the shelf registration statement and (B) the date on which all notes registered under the shelf registration statement have been sold in accordance therewith. These circumstances include:

•	applicable law or applicable interpretations of the staff of the SEC do not permit us to effect the exchange offer;

•	for any other reason we do not complete the exchange offer by January 4, 2014; or

•

any initial purchaser so requests in writing with respect to old notes that are not eligible to be exchanged for new notes in the exchange offer and held by it following consummation of the exchange offer.

Each holder of old notes that wishes to exchange such old notes for new notes in the exchange offer will be required to make the following representations:

•	any new notes to be received by it will be acquired in the ordinary course of its business;

•	it has no arrangement or understanding with any person to participate in the distribution (within the meaning of Securities Act) of the new notes in violation of the provisions of the Securities Act;

•	it is not our “affiliate,” as defined in Rule 405 under the Securities Act; and

•

if such holder is a broker-dealer that will receive new notes for its own account in exchange for old notes that were acquired by such broker-dealer as a result of market-making activities or other trading activities, that it will deliver a prospectus (or, to the extent permitted by law, make available a prospectus) in connection with any resale of such new notes.

In addition, each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must, in the absence of an exemption, comply with the registration and prospectus delivery requirements of the Securities Act in connection with secondary resales of new notes and cannot rely on the position of the SEC staff set forth in “Exxon Capital Holdings Corporation,” “Morgan Stanley & Co., Incorporated” or similar no-action letters. See “Plan of Distribution.”

Resale of New Notes

Based on interpretations of the SEC staff set forth in no-action letters issued to unrelated third parties, we believe that new notes issued in the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by any exchange note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	such holder is not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

•	such new notes are acquired in the ordinary course of the holder’s business; and

•	the holder does not intend to participate in the distribution of such new notes.

Any holder who tenders in the exchange offer with the intention of participating in any manner in a distribution of the new notes:

•	cannot rely on the position of the staff of the SEC set forth in “Exxon Capital Holdings Corporation” or similar interpretive letters; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

If, as stated above, a holder cannot rely on the position of the staff of the SEC set forth in “Exxon Capital Holdings Corporation” or similar interpretive letters, any effective registration statement used in connection with a secondary resale transaction must contain the selling security holder information required by Item 507 of Regulation S-K under the Securities Act.

This prospectus may be used for an offer to resell, for the resale or for other retransfer of new notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the old notes as a result of market-making activities or other trading activities may participate in the exchange offer. Please read the section captioned “Plan of Distribution” for more details regarding these procedures for the transfer of new notes. We have agreed that, for a period of 135 days after the exchange offer is consummated, we will make this prospectus available to any broker-dealer for use in connection with any resale of the new notes.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus, we will accept for exchange any old notes properly tendered and not withdrawn prior to the expiration date. We will issue $2,000 principal amount of new notes in exchange for each $2,000 principal amount of old notes surrendered under the exchange offer. We will issue $1,000 integral multiple amount of new notes in exchange for each $1,000 integral multiple amount of old notes surrendered under the exchange offer. Old notes may be tendered only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The form and terms of the new notes will be substantially identical to the form and terms of the old notes except the new notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional interest upon our failure to fulfill our obligations under the registration rights agreement to file, and cause to become effective, a registration statement. The new notes will evidence the same debt as the old notes. The new notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the outstanding old notes. Consequently, both series of notes will be treated as a single class of debt securities under the indenture.

The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.

As of the date of this prospectus, $350,000,000 aggregate principal amount of the old notes are outstanding. There will be no fixed record date for determining registered holders of old notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC. Old notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture relating to the old notes.

We will be deemed to have accepted for exchange properly tendered old notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us and delivering new notes to such holders. Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption “—Conditions to the Exchange Offer.”

Holders who tender old notes in the exchange offer will not be required to pay brokerage commissions or fees, or transfer taxes with respect to the exchange of old notes. We will pay all charges and expenses, other than those transfer taxes described below, in connection with the exchange offer. It is important that you read the section labeled “—Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offer.

Expiration Date; Extensions; Amendments

The exchange offer for the old notes will expire at 5:00 p.m., New York City time, on                     , 2013, unless we extend the exchange offer in our sole and absolute discretion.

In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify in writing or by public announcement the registered holders of old notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

We reserve the right, in our reasonable discretion:

•	to delay accepting for exchange any old notes in connection with the extension of the exchange offer;

•

to extend the exchange offer or to terminate the exchange offer and to refuse to accept old notes not previously accepted if any of the conditions set forth below under “—Conditions to the Exchange Offer” have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; or

•

subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner, provided that in the event of a material change in the exchange offer, including any permitted waiver of a material condition, we will extend the exchange offer period, if necessary, so that at least five business days remain in the exchange offer following notice of the material change.

Any such delay in acceptance, extension, termination or amendment will be followed promptly by written notice or public announcement thereof to the registered holders of old notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of old notes of such amendment, provided that in the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the exchange offer period, if necessary, so that at least five business days remain in the exchange offer following notice of the material change. If we terminate this exchange offer as provided in this prospectus before accepting any old notes for exchange or if we amend the terms of this exchange offer in a manner that constitutes a fundamental change in the information set forth in the registration statement of which this prospectus forms a part, we will promptly file a post-effective amendment to the registration statement of which this prospectus forms a part. In addition, we will in all events comply with our obligation to make prompt payment for all old notes properly tendered and accepted for exchange in the exchange offer.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by issuing a timely press release to a financial news service.

Conditions to the Exchange Offer

Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange any new notes for, any old notes, and we may terminate the exchange offer as provided in this prospectus before accepting any old notes for exchange if we determine that the exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the staff of the SEC.

In addition, we will not be obligated to accept for exchange the old notes of any holder that has not made:

•	the representations described under “—Purpose of the Exchange Offer,” “—Exchange Offer Procedures” and “Plan of Distribution;” and

•

such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the new notes under the Securities Act.

We expressly reserve the right, at any time or at various times on or prior to the scheduled expiration date of the exchange offer, to extend the period of time during which the exchange offer is open. Consequently, in the event we extend the period the exchange offer is open, we may delay acceptance of any old notes by giving written notice of such extension to the registered holders of the old notes. During any such extensions, all old notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange unless they have been previously withdrawn. We will return any old notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

We expressly reserve the right to amend or terminate the exchange offer on or prior to the scheduled expiration date of the exchange offer, and to reject for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions to termination of the exchange offer specified above. We will give written notice or public announcement of any extension, amendment, non-acceptance or termination to the registered holders of the old notes promptly. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time on the business day after the previously scheduled expiration date.

These conditions are for our sole benefit and we may, in our reasonable discretion, assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times except that all conditions to the exchange offer must be satisfied or waived by us prior to the expiration of the exchange offer. If we fail at any time to exercise any of the foregoing rights, that failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times prior to the expiration of the exchange offer. Any waiver by us will be made by written notice or public announcement to the registered holders of the notes and any such waiver shall apply to all the registered holders of the notes.

In addition, we will not accept for exchange any old notes tendered, and will not issue new notes in exchange for any such old notes, if at such time any stop order is threatened in writing or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

Exchange Offer Procedures

Only a holder of old notes may tender such old notes in the exchange offer. If you are a DTC participant that has old notes which are credited to your DTC account by book-entry and which are held of record by DTC’s nominee, as applicable, you may tender your old notes by book-entry transfer as if you were the record holder. Because of this, references herein to registered or record holders include DTC.

If you are not a DTC participant, you may tender your old notes by book-entry transfer by contacting your broker, dealer or other nominee or by opening an account with a DTC participant, as the case may be.

To tender old notes in the exchange offer:

•	You must comply with DTC’s Automated Tender Offer Program (“ATOP”) procedures described below; and

•

The exchange agent must receive a timely confirmation of a book-entry transfer of the old notes into its account at DTC through ATOP pursuant to the procedure for book-entry transfer described below, along with a properly transmitted agent’s message, before the expiration date.

Participants in DTC’s ATOP program must electronically transmit their acceptance of the exchange by causing DTC to transfer the old notes to the exchange agent in accordance with DTC’s ATOP procedures for transfer. DTC will then send an agent’s message to the exchange agent. With respect to the exchange of the old notes, the term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that:

•	DTC has received an express acknowledgment from a participant in its ATOP that is tendering old notes that are the subject of the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms and subject to the conditions set forth in this prospectus; and

•	we may enforce the agreement against such participant.

Delivery of an agent’s message will also constitute an acknowledgment from the tendering DTC participant that the representations described below in this prospectus are true and correct.

In addition, each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See “Plan of Distribution.”

Guaranteed Delivery Procedures

If you desire to tender old notes pursuant to the exchange offer and (1) time will not permit your letter of transmittal, any certificates representing such outstanding notes and all other required documents to reach the exchange agent on or prior to the expiration date, or (2) the procedures for book-entry transfer (including delivery of an agent’s message) cannot be completed on or prior to the expiration date, you may nevertheless tender such notes with the effect that such tender will be deemed to have been received on or prior to the expiration date if all the following conditions are satisfied:

•	you must effect your tender through an “eligible guarantor institution;”

•

a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us herewith, or an agent’s message with respect to guaranteed delivery that is accepted by us, is received by the exchange agent on or prior to the expiration date as provided below; and

•

a book-entry confirmation of the transfer of such notes into the exchange agent account at DTC as described above, together with a letter of transmittal (or a manually signed facsimile of the letter of transmittal) properly completed and duly executed, with any signature guarantees and any other documents required by the letter of transmittal or a properly transmitted agent’s message, are received by the exchange agent within three New York Stock Exchange, Inc. trading days after the expiration date.

The notice of guaranteed delivery may be sent by hand delivery, facsimile transmission or mail to the exchange agent and must include a guarantee by an eligible guarantor institution in the form set forth in the notice of guaranteed delivery.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer promptly after the date of this prospectus; and any financial institution participating in DTC’s system may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer.

Withdrawal Rights

Except as otherwise provided in this prospectus, you may withdraw your tender of old notes at any time before 5:00 p.m., New York City time, on the expiration date.

To withdraw a tender of old notes in any exchange offer, the exchange agent must receive a letter or facsimile notice of withdrawal at its address set forth below under “—Exchange agent” before the time indicated above. Any notice of withdrawal must:

•	specify the name of the person who deposited the old notes to be withdrawn;

•

identify the old notes to be withdrawn including the certificate number or numbers and aggregate principal amount of old notes to be withdrawn or, in the case of old notes transferred by book-entry transfer, the name and number of the account at DTC to be credited and otherwise comply with the procedures of the relevant book-entry transfer facility; and

•	specify the name in which the old notes being withdrawn are to be registered, if different from that of the person who deposited the old notes.

We will determine in our reasonable discretion all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Our determination will be final and binding on all parties. Any old notes withdrawn in this manner will be deemed not to have been validly tendered for purposes of the exchange offer. We will not issue new notes for such withdrawn old notes unless the old notes are validly retendered. We will return to you any old notes that you have tendered but that we have not accepted for exchange without cost promptly after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn old notes by following one of the procedures described above at any time before the expiration date.

Exchange Agent

We have appointed U.S. Bank National Association as exchange agent for the exchange offer of old notes.

You should direct questions and requests for assistance and requests for additional copies of this prospectus to the exchange agent addressed as follows:

U.S. Bank National Association

60 Livingston Avenue

Saint Paul, Minnesota 55107

Attn: Corporate Trust Services / Specialized Finance

Tele: (800) 934-6802

Facsimile: (651) 466-7372

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail, however, we may make additional solicitations by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

Our expenses in connection with the exchange offer include, among others,:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of old notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•

certificates representing old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of old notes tendered; or

•	a transfer tax is imposed for any reason other than the exchange of old notes under the exchange offer.

If satisfactory evidence of payment of such taxes is not submitted, the amount of such transfer taxes will be billed to that tendering holder.

Holders who tender their old notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of Failure to Exchange

Holders of old notes who do not exchange their old notes for new notes under the exchange offer, including as a result of failing to timely deliver old notes to the exchange agent, together with all required documentation, will remain subject to the restrictions on transfer of such old notes:

•

as set forth in the legend printed on the old notes as a consequence of the issuance of the old notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	otherwise as set forth in the offering memorandum distributed in connection with the private offering of the old notes.

In addition, you will no longer have any registration rights or be entitled to additional interest with respect to the old notes.

In general, you may not offer or sell the old notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the old notes under the Securities Act. Based on interpretations of the SEC staff, new notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by their holders, other than any such holder that is our “affiliate” within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the new notes in the ordinary course of the holders’ business, the holders are not our “affiliates” as defined in Rule 405 under the Securities Act, and the holders have no arrangement or understanding with respect to the distribution of the new notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the new notes:

•	could not rely on the applicable interpretations of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

After the exchange offer is consummated, if you continue to hold any old notes, you may have difficulty selling them because there will be fewer old notes outstanding.

Accounting Treatment

We will record the new notes in our accounting records at the same carrying value as the old notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.

Other

Participation in the exchange offer is voluntary, and you should carefully consider whether to accept such offer. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered old notes in the open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes.

DESCRIPTION OF OTHER INDEBTEDNESS

$500 Million Unsecured Line of Credit

On August 21, 2012, the Operating Partnership entered into a $500 million unsecured line of credit facility (the “line of credit”). The line of credit matures on August 19, 2016, and we may extend the term for up to one additional year (through two available six month extensions to a final extended maturity date of August 21, 2017) provided the Operating Partnership is not then in default and upon payment of extension fees. Additionally, under certain terms of the agreement, we may increase the facility by up to an additional $500 million, to an aggregate size of $1.0 billion. The facility agreement has a swingline sub-facility of up to $50.0 million.

The line of credit has the option to bear interest at varying levels based on (i) LIBOR or Base Rate (which is defined as the greater of the prime rate, the federal funds rate plus 0.5%, or LIBOR for a one-month period plus one percent), (ii) our credit rating, and (iii) for LIBOR loans, an interest period selected by us of one, two, three, or six months, or to the extent available from all lenders in each case, one year or periods of less than one month. The stated interest rate spread over LIBOR can vary from 1.00% to 1.75% based upon our credit rating.

The outstanding balance of $412 million as of March 31, 2013 bears interest at an average rate of 1.39%. We used the net proceeds of approximately $345.3 million from the offering of the old notes to repay a portion of such outstanding balance under our line of credit.

The line of credit contains certain financial covenants that require, among other things, the maintenance of an unencumbered interest coverage ratio of at least 1.75, an unencumbered leverage ratio of at least 1.60, a fixed charge coverage ratio of at least 1.50, a leverage ratio of no more than 0.60, and a secured debt ratio of no more than 0.40.

$300 Million Unsecured Term Loan

On November 22, 2011, the Operating Partnership entered into a $300 million unsecured term loan facility (the “term loan”). The term loan matures on November 22, 2016. We may request up to four times during the term of the agreement to establish one or more new term loan commitments up to an aggregate amount of $200 million, provided that no single request is less than $25 million. The maturity date of such additional requests, if exercised, would also be November 22, 2016.

The term loan has the option to bear interest at varying levels based on (i) LIBOR or Base Rate (which is defined as the greater of the prime rate, the federal funds rate plus one-half of one percent, or LIBOR for a one-month period plus one percent), (ii) our credit rating, and (iii) for LIBOR loans, an interest period selected by us of one, two, three, or six months, or to the extent available from all lenders in each case, one year or periods of less than one month. The stated interest rate spread over LIBOR can vary from 1.1% to 2.25% based upon our then current credit rating.

We have entered into interest rate swap agreements which effectively fix (exclusive of changes to our credit rating) the rate on the term loan to 2.69% through maturity. As of March 31, 2013, we had $300 million outstanding under the term loan.

The term loan contains the same financial covenants as the line of credit, described above.

Secured Indebtedness

As of March 31, 2013, certain subsidiaries of the REIT and the Operating Partnership had approximately $987.5 million of secured indebtedness outstanding. This indebtedness consists of mortgage notes payable or other secured loans, in each case secured by one or more of our office properties. This indebtedness has maturities ranging from approximately one year to four years and bears interest at fixed rates ranging from 4.84% to 5.76%, with a weighted average interest rate of 5.17% at March 31, 2013. The mortgages on our properties contain customary covenants such as those that limit our ability, without the prior consent of the lender, to further encumber the applicable property or to discontinue insurance coverage.

DESCRIPTION OF NOTES

General

The Operating Partnership and the REIT issued the old notes and the related guarantee, respectively, and will issue the new notes and the related guarantee, respectively, under the indenture dated May 9, 2013 (the “Indenture”) among the Operating Partnership, the REIT, as guarantor, and U.S. Bank National Association, as trustee (the “trustee”). Unless the context otherwise requires, all references to the “notes” in this “Description of Notes” include the old notes and the new notes. As used in this “Description of Notes”, references to the “Operating Partnership,” “we,” “our” or “us” refer solely to Piedmont Operating Partnership, LP and not to any of its subsidiaries and references to the “REIT” or “guarantor” refer solely to Piedmont Office Realty Trust, Inc. and not to any of its subsidiaries, unless otherwise expressly stated or the context otherwise requires.

The Indenture complies with the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

The following is a summary of the material provisions of the Indenture. It does not include all of the provisions of the Indenture. We urge you to read the Indenture because it defines your rights. A copy of the Indenture may be obtained from us.

The notes:

•	will be the Operating Partnership’s senior unsecured obligations;

•	will mature on June 1, 2023 unless earlier redeemed;

•	will be issued in minimum denominations of $2,000 and multiples of $1,000 in excess thereof;

•	will be denominated and payable in U.S. dollars;

•

will be represented by one or more registered notes, without coupons, in global form, or global notes, but in certain limited circumstances may be represented by notes, without coupons, in certificated form. See “Book-Entry Settlement and Clearance”;

•	will not be entitled to the benefits of, or be subject to, any sinking fund and will not entitle holders, at their option, to require the Operating Partnership to repurchase or redeem the notes;

•	will not be convertible into or exchangeable for any capital stock of the Operating Partnership or the REIT; and

•	will be guaranteed fully and unconditionally on a senior unsecured basis by the REIT.

The old notes and the new notes will constitute a single series of debt securities under the Indenture and will initially be limited to an aggregate principal amount of $350,000,000. The Operating Partnership may, without the consent of or notice to the holders of the notes, increase the principal amount of the notes by issuing additional notes of this series from time to time in the future; provided that such additional notes must be treated as part of the same issue for U.S. federal income tax purposes as the notes offered hereby. Any such additional notes will have the same terms and provisions as the notes offered hereby, except for any difference in issue date, issue price, date from which interest will begin to accrue, interest accrued prior to the issue date and first interest payment date of those additional notes. The notes offered hereby and any additional notes of this series that the Operating Partnership may issue in the future will vote and act together as a single series of debt securities under the Indenture, which means that, in circumstances where the Indenture provides for holders of the notes of this series to vote or take any action, the notes offered hereby and any additional notes of this series that the Operating Partnership may issue in the future will vote or take that action as a single series.

Except to the extent described below under “—Certain covenants” and “—Merger, Consolidation and Sale of Assets,” the indenture governing the notes does not prohibit the Operating Partnership or the REIT or any of the Operating Partnership’s or the REIT’s Subsidiaries from incurring additional indebtedness or issuing preferred equity in the future, nor does the indenture afford holders of the notes protection in the event of (1) a recapitalization or other highly leveraged or similar transaction involving the Operating Partnership or the REIT, (2) a change of control of the Operating Partnership or the REIT or (3) a merger, consolidation, reorganization, restructuring or transfer or lease of all or substantially all of the Operating Partnership’s or the REIT’s assets or similar transactions that may adversely affect the holders of the notes. The Operating Partnership or the REIT may, in the future, enter into certain transactions, such as the sale of all or substantially all of the Operating Partnership’s or the REIT’s assets or a merger or consolidation, that may increase the amount of the Operating Partnership’s or the REIT’s indebtedness or substantially change the Operating Partnership’s or the REIT’s assets, which may have a material adverse effect on the Operating Partnership’s ability to service its indebtedness, including the notes, or on the REIT’s ability to pay amounts due under its guarantee of the notes. Furthermore, the notes will not and the indenture does not include any provisions that would allow holders of the notes to require the Operating Partnership or the REIT to repurchase or redeem the notes in the event of a transaction of the nature described above.

The Operating Partnership does not intend to list the notes on any securities exchange or include them on any quotation system.

Interest

Interest on the notes will accrue at the rate of 3.40% per year from and including May 9, 2013 or the most recent interest payment date to which interest has been paid or provided for, and will be payable semi-annually in arrears on June 1 and December 1 of each year, beginning December 1, 2013. The interest so payable will be paid to each holder in whose name a note is registered at the close of business on the May 15 or November 15 (whether or not a business day) immediately preceding the applicable interest payment date. Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Ranking

The notes will be the Operating Partnership’s senior unsecured obligations and will rank equally in right of payment with all the Operating Partnership’s other existing and future senior unsecured indebtedness. The notes will be effectively subordinated in right of payment to:

•	all of the Operating Partnership’s existing and future mortgage indebtedness and other secured indebtedness (to the extent of the value of the collateral securing such indebtedness); and

•	all existing and future indebtedness and other liabilities, whether secured or unsecured, of the Operating Partnership’s subsidiaries.

In the event of the Operating Partnership’s bankruptcy, liquidation, reorganization or other winding up, the Operating Partnership’s assets that secure its secured debt and secured obligations will be available to pay obligations under the notes and its other unsecured indebtedness and other unsecured obligations only after all of its indebtedness and other obligations secured by those assets has been repaid in full, and we caution you that there may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding. The indenture governing the notes does not prohibit the Operating Partnership, the REIT or any of their respective subsidiaries from incurring secured or unsecured indebtedness in the future and, although the indenture contains covenants that limit the ability of the Operating Partnership, the REIT and their subsidiaries to incur secured and unsecured indebtedness, those covenants are subject to significant exceptions and the Operating Partnership, the REIT and their subsidiaries may incur substantial amounts of additional secured and unsecured indebtedness without violating those covenants. See “Risk Factors—Risks Related to the Notes—The effective subordination of the new notes may limit our ability to satisfy our obligations under the new notes.”

As of March 31, 2013, the Operating Partnership had approximately $736 million aggregate principal amount of senior unsecured indebtedness and no outstanding mortgage or other secured indebtedness. As of March 31, 2013, the subsidiaries of the Operating Partnership and the subsidiaries of the REIT (excluding the Operating Partnership) had approximately $1.2 billion of outstanding mortgage and other secured indebtedness (including $183.9 million of intracompany indebtedness to the Operating Partnership) and $2.5 million of outstanding unsecured indebtedness (comprised of indebtedness to the REIT), in addition to their trade payables and other liabilities representing total liabilities of the subsidiaries of approximately $1.5 billion as of March 31, 2013. In addition, as of March 31, 2013, the subsidiaries of the Operating Partnership and the subsidiaries of the REIT (excluding the Operating Partnership) did not guarantee any indebtedness of the Operating Partnership or the REIT.

Guarantee

The REIT will fully and unconditionally guarantee the Operating Partnership’s obligations under the notes, including the due and punctual payment of principal of and premium, if any, and interest on the notes, whether at stated maturity, upon acceleration, upon redemption or otherwise. Under the terms of the REIT’s guarantee, holders of the notes will not be required to exercise their remedies against the Operating Partnership before they proceed directly against the REIT. The REIT’s obligations under the guarantee will be limited to the maximum amount that will not, after giving effect to all other contingent and fixed liabilities of the REIT, result in the guarantee constituting a fraudulent transfer or conveyance. The guarantee will be a senior unsecured obligation of the REIT and will rank equally in right of payment with all other existing and future senior unsecured indebtedness and guarantees of the REIT. The REIT’s guarantee will be effectively subordinated in right of payment to:

•

all existing and future mortgage indebtedness and other secured indebtedness and secured guarantees of the REIT (to the extent of the value of the collateral securing such indebtedness and guarantees); and

•	all existing and future indebtedness and other liabilities, whether secured or unsecured, of the REIT’s subsidiaries.

In the event of the bankruptcy, liquidation, reorganization or other winding up of the REIT, assets that secure any of its secured indebtedness and other secured obligations will be available to pay its obligations under the guarantee of the notes and its unsecured indebtedness and other unsecured obligations only after all of its indebtedness and other obligations secured by those assets has been repaid in full, and we caution you that there may not be sufficient assets remaining to pay amounts due on its guarantee of the notes.

The REIT has no significant operations, other than as general partner of the Operating Partnership and through its other subsidiaries, does not directly own any real estate assets and does not own any other material assets, other than its investment in the Operating Partnership and its other direct subsidiaries. As of March 31, 2013, the REIT had no outstanding indebtedness and had guaranteed the Operating Partnership’s senior unsecured indebtedness. As of March 31, 2013, the subsidiaries of the REIT (excluding the Operating Partnership and its subsidiaries) had approximately $510.0 million of outstanding mortgage or other secured indebtedness (including $160.0 million of intracompany indebtedness to the Operating Partnership), or guarantees of mortgage or other secured indebtedness of other subsidiaries of the Operating Partnership, and $2.5 million of outstanding unsecured indebtedness (comprised of indebtedness to the REIT), in addition to their trade payables and other liabilities representing total liabilities of the subsidiaries of approximately $550.7 million as of March 31, 2013. In addition, as of March 31, 2013, the subsidiaries of the REIT (excluding the Operating Partnership) did not guarantee any indebtedness of the Operating Partnership or the REIT.

Redemption of the Notes at the Option of the Operating Partnership

We may, at our option, redeem the notes, in whole at any time or in part from time to time, in each case prior to March 1, 2023 (three months prior to the stated maturity date of the notes), at a redemption price equal to the greater of (i) 100% of the principal amount of the notes to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal of and interest on the notes to be redeemed that would be due after the related redemption date but for such redemption calculated as if the maturity date of the notes was March 1, 2023 (three months prior to the stated maturity date of the notes), (except that, if such redemption date is not an interest payment date, the amount of the next succeeding scheduled interest payment will be reduced by the amount of unpaid interest accrued thereon to, but not including, such redemption date) discounted to such redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points, plus in each case unpaid interest, if any, accrued to, but not including, such redemption date.

In addition, at any time on or after March 1, 2023 (three months prior to the stated maturity date of the notes), we may, at our option, redeem the notes, in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus unpaid interest, if any, accrued to, but not including, the related redemption date. Notwithstanding the foregoing, interest will be payable to holders of the notes on the record date applicable to an interest payment date falling on or before a date of redemption.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes calculated as if the maturity date of the notes was March 1, 2023 (three months prior to the stated maturity date of the notes).

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of three Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of five Reference Treasury Dealer Quotations obtained, or (2) if we obtain fewer than five such Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations obtained.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Reference Treasury Dealer” means: (i) each of J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC (or an affiliate of any of the foregoing that is a Primary Treasury Dealer) and a Primary Treasury Dealer selected by U.S. Bancorp Investments, Inc.; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in the United States (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer; and (ii) any other Primary Treasury Dealer selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed as a percentage of its principal amount) quoted in writing to us (and provided to the trustee) by such Reference Treasury Dealer as of 3:30 p.m., New York City time, on the third New York business day immediately preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity (computed as of the third New York business day immediately preceding such redemption date) of the Comparable Treasury Issue, assuming a price for such Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

In order to exercise our right of optional redemption, we (or, at our request, the trustee on our behalf) must deliver a notice of redemption to each holder of notes to be redeemed at least 30 days but not more than 60 days prior to the redemption date. Such notice of redemption shall specify the principal amount of notes to be redeemed, the CUSIP and ISIN numbers of the notes to be redeemed, the redemption date, the redemption price (or the method of calculating such price), the place or places of payment and that payment will be made upon presentation and surrender of such notes. Once notice of redemption is delivered to holders, the notes called for redemption will become due and payable on the redemption date at the redemption price. On or before 10:00 a.m., New York City time, on the redemption date, we will deposit with the trustee or with one or more paying agents an amount of money sufficient to redeem on the redemption date all the notes so called for redemption at the redemption price. Unless we default in payment of the redemption price, commencing on the redemption date interest on notes called for redemption will cease to accrue and holders of such notes will have no rights with respect to such notes except the right to receive the redemption price.

If fewer than all of the notes are being redeemed, the trustee will select the notes to be redeemed pro rata, by lot or by any other method the trustee in its sole discretion deems fair and appropriate, in accordance with methods generally used at the time of selection by fiduciaries in similar circumstances; provided, however, that so long as DTC’s nominee is the registered owner of a global note, notes will be redeemed in accordance with DTC procedures. Upon surrender of any note redeemed in part, the holder will receive a new note equal in principal amount to the unredeemed portion of the surrendered note.

In addition, we may at any time purchase notes by tender, in the open market or by private agreement, subject to applicable law.

Certain Covenants

Limitations on Incurrence of Debt

In this subsection, we use several specialized terms that are given special meanings in the notes. We capitalize these terms and define them under the caption “—Certain Definitions” at the end of this subsection.

Limitation on Total Debt. The REIT may not, and may not permit any Subsidiary to, Incur any Debt (other than Intercompany Debt that is subordinate in right of payment to the notes) if, immediately after giving effect to the Incurrence of such Debt and the application of the net proceeds of the additional Debt on a pro forma basis, the aggregate principal amount of all outstanding Debt of the REIT and its Subsidiaries (determined on a consolidated basis in accordance with GAAP) would exceed 60% of the sum of the following (without duplication):

•

Total Assets of the REIT and its Subsidiaries as of the end of the fiscal quarter covered in our annual or quarterly report most recently furnished to holders of the notes or filed with the SEC, as the case may be; and

•

the aggregate purchase price of any real estate assets, notes or mortgages receivable acquired, and the aggregate amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets, notes or mortgages receivable or used to reduce Debt), by the REIT or any Subsidiary since the end of such fiscal quarter, including the proceeds obtained from the Incurrence of such additional Debt.

Limitation on Secured Debt. In addition to the preceding limitation on the Incurrence of Debt, the REIT will not, and will not permit any Subsidiary to, Incur any Secured Debt (other than Intercompany Debt that is subordinate in right of payment to the notes) if, immediately after giving effect to the Incurrence of such Secured Debt and the application of the proceeds from such Debt on a pro forma basis, the aggregate principal amount of all outstanding Secured Debt of the REIT and its Subsidiaries (determined on a consolidated basis in accordance with GAAP) would exceed 40% of the sum of the following (without duplication):

•

Total Assets of the REIT and its Subsidiaries as of the end of the fiscal quarter covered in our annual or quarterly report most recently furnished to holders of the notes or filed with the SEC, as the case may be; and

•

the aggregate purchase price of any real estate assets, notes or mortgages receivable acquired, and the aggregate amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets, notes or mortgages receivable or used to reduce Debt), by the REIT or any Subsidiary since the end of such fiscal quarter, including the proceeds obtained from the Incurrence of such additional Debt.

Ratio of Consolidated EBITDA to Interest Expense. In addition to the preceding limitations on the Incurrence of Debt, the REIT will not, and will not permit any Subsidiary to, Incur any Debt (other than Intercompany Debt that is subordinate in right of payment to the notes) if the ratio of Consolidated EBITDA to Interest Expense for the REIT for the period consisting of the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be Incurred shall have been less than 1.50:1.00 on a pro forma basis after giving effect thereto and to the application of the proceeds therefrom (determined on a consolidated basis in accordance with GAAP), and calculated on the assumption that:

•

the Debt and any other Debt Incurred by the REIT or any Subsidiary from the first day of such four-quarter period had been Incurred at the beginning of that period and continued to be outstanding throughout that period, and the application of the net proceeds of that Debt (including to repay or retire other Debt, including Debt under any revolving credit facility) had occurred at the beginning of that four-quarter period;

•

the repayment or retirement of any other Debt of the REIT or any Subsidiary from the first day of such four-quarter period had occurred at the beginning of that period; provided that, except to the extent set forth in the preceding or following bullet points, in determining the amount of Debt in this calculation, the amount of Debt under any revolving credit or similar facility will be computed based upon the average daily balance of such Debt during that four-quarter period; and

•

in the case of any acquisition or disposition of any asset or group of assets by the REIT or any Subsidiary from the first day of such four-quarter period including, without limitation, by merger, or stock or asset purchase or sale, (1) the acquisition or disposition had occurred as of the first day of that period, with the appropriate adjustments to Consolidated EBITDA and Interest Expense with respect to the acquisition or disposition being included in that pro forma calculation, and (2) the application of the net proceeds from a disposition to repay or refinance Debt, including, without limitation, Debt under any revolving credit facility, had occurred on the first day of that four-quarter period.

Maintenance of Unencumbered Assets

The REIT will maintain at all times Total Unencumbered Assets of not less than 150% of the aggregate principal amount of all outstanding Unsecured Debt of the REIT and its Subsidiaries (determined on a consolidated basis in accordance with GAAP).

Existence

Except as permitted in “—Merger, Consolidation and Sale of Assets,” the Operating Partnership will do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (charter and statutory) and franchises, and the REIT will do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (charter and statutory) and franchises. However, neither the Operating Partnership nor the REIT will be required to preserve any right or franchise if the board of directors of the Operating Partnership or the REIT (or any duly authorized committee of that board of directors), as the case may be, determines that the preservation of the right or franchise is no longer desirable in the conduct of the business of the Operating Partnership or the REIT, as the case may be.

Maintenance of Properties

The REIT will cause all of its material properties used or useful in the conduct of its business or the business of any Subsidiary of the REIT to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and cause all necessary repairs, renewals, replacements, betterments and improvements to be made, all as in the judgment of the REIT may be necessary in order for the REIT to at all times properly and advantageously conduct its business carried on in connection with such properties. The REIT will not be prevented from selling or otherwise disposing for value its properties in the ordinary course of business consistent with the terms of the indenture.

Insurance

The REIT will, and will cause each of its Subsidiaries to, keep in force upon all of its properties and operations insurance policies carried with responsible companies in such amounts and covering all such risks as is customary in the industry in which the REIT and its Subsidiaries do business in accordance with prevailing market conditions and availability.

Payment of Taxes and Other Claims

Each of the REIT and the Operating Partnership will pay or discharge or cause to be paid or discharged before it becomes delinquent:

•	all taxes, assessments and governmental charges levied or imposed on it or any of its Subsidiaries or on its or any such Subsidiary’s income, profits or property; and

•	all lawful claims for labor, materials and supplies that, if unpaid, might by law become a Lien upon its property or the property of any of its Subsidiaries.

However, neither the REIT nor the Operating Partnership will be required to pay or discharge or cause to be paid or discharged any tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings.

Provision of Financial Information

Whether or not we are subject to Section 13 or 15(d) of the Exchange Act and for so long as any notes are outstanding, we will furnish to the trustee (i) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if we were required to file such reports and (ii) all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports, in each case within 15 days after we file such reports with the SEC or would be required to file such reports with the SEC pursuant to the applicable rules and regulations of the SEC, whichever is earlier. Notwithstanding the foregoing, (a) prior to the consummation of the exchange offer and (b) after the consummation of the exchange offer, if permitted by the SEC, we may satisfy our obligation to furnish the reports described above by furnishing such reports filed by the REIT.

The covenants described under this caption “—Certain covenants” shall, insofar as they relate to the notes, be subject to covenant defeasance as described below under “—Satisfaction, discharge and defeasance,” provided that, notwithstanding the foregoing, the covenant of the Operating Partnership and the REIT to do or cause to be done all things necessary to preserve and keep in full force and effect their respective existence (except as permitted by the provisions below under “—Merger, Consolidation and Sale of Assets”) and the provisions described above under “—Provision of financial information” shall not be subject to covenant defeasance. In addition, the Operating Partnership and the REIT may omit in any particular instance to comply, insofar as relates to the notes, with any covenant described under this caption “—Certain covenants” (other than the covenant described under “—Provision of financial information”) if the holders of at least a majority in principal amount of the outstanding notes waive such compliance.

Certain Definitions

Set forth below are certain defined terms used in this prospectus and the indenture. We refer you to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used in this prospectus for which no definition is provided.

“Consolidated EBITDA” means, for any period of time, without duplication, consolidated net income (loss) of the REIT and the Subsidiaries plus amounts which have been deducted and minus amounts which have been added for, without duplication, (a) Interest Expense, (b) depreciation and amortization as set forth in the

Consolidated Financial Statements of the REIT, (c) provision for taxes based on income or profits, (d) non-recurring or other unusual items, as determined by us in good faith (including, without limitation, all prepayment penalties and costs or fees incurred in connection with any debt financing or amendment thereto, acquisition, disposition, recapitalization or similar transaction (regardless of whether such transaction is completed) and amounts paid in connection with casualty losses and litigation settlements and any corresponding recovery of insurance for such losses or settlements, other than amounts received pursuant to business interruption insurance), (e) extraordinary items, (f) noncontrolling interests, of the REIT and the Subsidiaries, (g) non-cash swap ineffectiveness charges or income or expense attributable to transactions involving derivative instruments that do not qualify for hedge accounting in accordance with GAAP, (h) gains or losses on dispositions of depreciable real estate investments, property valuation losses and impairment charges, (i) any impact from a change in accounting policy resulting in a non-cash charge, (j) increases in deferred taxes, and (k) amortization of deferred financing costs and other deferred charges. For such period, amounts will be determined on a consolidated basis in accordance with GAAP (to the extent GAAP is applicable).

“Consolidated Financial Statements” means, with respect to any Person, collectively, the consolidated financial statements and notes to those financial statements, of that Person and its subsidiaries prepared in accordance with GAAP.

“Debt” means, as of any date, without duplication, any of the REIT’s indebtedness or that of any Subsidiary, whether or not contingent, in respect of: (a) borrowed money evidenced by bonds, notes, debentures or similar instruments whether or not such indebtedness is secured by any Lien existing on property owned by us or any Subsidiary; (b) indebtedness for borrowed money of a Person other than the REIT, or a Subsidiary, which is secured by any Lien on property owned by the REIT or any Subsidiary, to the extent of the lesser of (i) the amount of indebtedness so secured, and (ii) the fair market value (determined in good faith by the REIT’s board of directors or a duly authorized committee thereof) of the property subject to such Lien; (c) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property or services (and, for the avoidance of doubt, after the closing of the acquisition of any property or the completion of services under any services contract), except any such balance that constitutes an accrued expense or trade payable; or (d) any lease of property by the REIT or any Subsidiary as lessee which is required to be reflected on our consolidated balance sheet as a capitalized lease in accordance with GAAP; provided, however, that the term “Debt” will not include any such indebtedness that has been the subject of an “in substance” defeasance in accordance with GAAP. Debt also includes, to the extent not otherwise included, any obligation of the REIT or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another Person (other than the REIT or any of the Subsidiaries) of the type described in clauses (a)-(d) of this definition.

“GAAP” means generally accepted accounting principles in the United States, consistently applied, as in effect from time to time; provided, that, if the REIT is required by the SEC to adopt (or is permitted to adopt and so adopts) a different accounting framework, including but not limited to the International Financial Reporting Standards, “GAAP” shall mean such new accounting framework as in effect from time to time, including, without limitation, in each case, those accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

“Incur” means, with respect to any Debt or other obligation of any Person, to create, assume, guarantee or otherwise become liable in respect of the Debt or other obligation, and “Incurrence” and “Incurred” have the meanings correlative to the foregoing. Debt or any other obligation of the REIT or any Subsidiary will be deemed to be Incurred by the REIT or such Subsidiary whenever the REIT or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof. Debt or any other obligation of a Subsidiary existing prior to the time it became a Subsidiary will be deemed to be Incurred upon such Subsidiary becoming a

Subsidiary; and Debt or other obligation of a Person existing prior to a merger or consolidation of such Person with the REIT or any Subsidiary in which such Person is the successor to the REIT or such Subsidiary will be deemed to be Incurred upon the consummation of such merger or consolidation. Any issuance or transfer of capital stock that results in Debt constituting Intercompany Debt being held by a Person other than the REIT or any Subsidiary or any sale or other transfer of any Debt constituting Intercompany Debt to a Person that is not the REIT or a Subsidiary, will be deemed, in each case, to be an Incurrence of Debt that is not Intercompany Debt at the time of such issuance, transfer or sale, as the case may be.

“Intercompany Debt” means, as of any date, Debt to which the only parties are the REIT or any Subsidiary.

“Interest Expense” means, for any period of time, without duplication, the aggregate amount of interest recorded in accordance with GAAP for such period of time by the REIT and the Subsidiaries, but excluding: (i) interest reserves funded from the proceeds of any loan, (ii) amortization of deferred financing costs, (iii) prepayment penalties and (iv) non-cash swap ineffectiveness charges or charges attributable to transactions involving derivative instruments that do not qualify for hedge accounting in accordance with GAAP; and including, without limitation or duplication, effective interest in respect of original issue discount as determined in accordance with GAAP.

“Lien” means, without duplication, any lien, mortgage, trust deed, deed of trust, deed to secure debt, pledge, security interest, assignment for collateral purposes, deposit arrangement, or other security agreement, excluding any right of setoff but including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and any other like agreement granting or conveying a security interest.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof, or any other entity or organization.

“Secured Debt” means, as of any date, that amount of Debt as of that date that is secured by a Lien on properties or other assets of the REIT or any of the Subsidiaries.

“Subsidiary” means, with respect to the REIT, (1) any Person, a majority of the outstanding voting stock, partnership interests, membership interests or other equity interest, as the case may be, of which is owned or controlled, directly or indirectly, by the REIT, or by one or more other Subsidiaries of the REIT and (2) any other entity the accounts of which are consolidated with the REIT’s accounts. For the purposes of this definition, “voting stock” means stock having voting power for the election of directors, trustees or managers, as the case may be, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

“Total Assets” means, as of any date, without duplication, the sum of: (1) Undepreciated Real Estate Assets; (2) cash, cash equivalents and marketable securities of the REIT and the Subsidiaries, determined in accordance with GAAP; (3) notes and mortgages receivable, calculated as the lesser of (i) the aggregate amount of principal under such note or mortgage that will be due and payable to the REIT or the Subsidiaries and (ii) the purchase price paid by the REIT or the Subsidiaries to acquire such note or mortgage; and (4) all of the REIT’s other assets and the assets of the Subsidiaries (excluding intangibles and accounts receivable) determined on a consolidated basis in accordance with GAAP.

“Total Unencumbered Assets” means, as of any date, those Total Assets not securing any amount of Secured Debt; provided, however, that all investments by the REIT and the Subsidiaries in unconsolidated joint ventures, unconsolidated limited partnerships, unconsolidated limited liability companies and other unconsolidated entities shall be excluded from Total Unencumbered Assets to the extent that such investments would have otherwise been included. For the avoidance of doubt, cash held by a “qualified intermediary” in connection with proposed like-kind exchanges pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, which may be classified as “restricted” for GAAP purposes, will nonetheless be considered Total Assets not securing any amount of Secured Debt, so long as the REIT or a Subsidiary has the right to (i) direct the qualified intermediary to return such cash to the REIT or a Subsidiary if and when we fail to identify or acquire the proposed like-kind property or at the end of the 180-day replacement period or (ii) direct the qualified intermediary to use such cash to acquire like-kind property.

“Undepreciated Real Estate Assets” means, as of any date, the cost (original cost plus capital improvements) of real estate assets of the REIT and the Subsidiaries on such date, before depreciation and amortization, determined on a consolidated basis in accordance with GAAP.

“Unsecured Debt” means, as of any date, that amount of Debt as of that date that is not Secured Debt.

Merger, Consolidation and Sale of Assets

The Operating Partnership may not merge into or consolidate with or sell, lease, transfer, convey or otherwise dispose of its properties and assets substantially as an entirety to any Person or Persons unless:

•	the successor entity is a corporation organized and existing under the laws of the United States of America or any state or the District of Columbia;

•	the successor corporation assumes by supplemental indenture all of the obligations of the Operating Partnership under the indenture;

•

immediately after giving effect to the transaction, no event of default and no event which, after notice or the lapse of time or both, would become an event of default, will have occurred and be continuing; and

•	an officer’s certificate and opinion of counsel have been delivered to the trustee to the effect that the conditions set forth above have been satisfied.

The REIT may not merge into or consolidate with or sell, lease, transfer, convey or otherwise dispose its properties substantially as an entirety to any Person or Persons unless:

•	the successor entity is a corporation organized and existing under the laws of the United States of America or any state or the District of Columbia;

•	the successor corporation assumes by supplemental indenture all of the REIT’s obligations under the indenture, including as guarantor;

•

immediately after giving effect to the transaction, no event of default and no event which, after notice or the lapse of time or both, would become an event of default, will have occurred and be continuing; and

•	an officer’s certificate and an opinion of counsel have been delivered to the trustee to the effect that the conditions set forth have been satisfied.

The restrictions above shall not be applicable to the merger, amalgamation, arrangement or consolidation of the Operating Partnership or the REIT with a Subsidiary of the REIT if the REIT’s board of directors determines in good faith that the purpose of such transaction is principally to change the state of incorporation or convert the form of organization to another form.

In the case of any such merger, amalgamation, arrangement, consolidation, sale, transfer, conveyance or other disposition, but not a lease, in a transaction in which there is a successor entity, the successor entity will succeed to, and be substituted for, the Operating Partnership or the REIT, as the case may be, under the indenture and, subject to the terms of the indenture, the Operating Partnership or the REIT, as the case may be, will be released from its obligations under the indenture.

Events of Default

The following are “Events of Default” with respect to the notes:

(1) the failure to pay interest on the notes when the same becomes due and payable, and the Default continues for a period of 30 days;

(2) the failure to pay the principal (or premium, if any) of the notes, when such principal (or premium, if any) becomes due and payable, at maturity, upon acceleration, upon redemption or otherwise;

(3) a Default in the observance or performance of any other covenant or agreement contained in the indenture, and the Default continues for a period of 60 days after the Operating Partnership receives written notice specifying the Default (and demanding that such Default be remedied) from the trustee or the holders of at least 25% of the outstanding principal amount of the notes;

(4) default under any bond, debenture, note, mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Debt of the REIT, of the Operating Partnership or of any Subsidiary of the REIT or the Operating Partnership, having an aggregate principal amount outstanding of at least $50 million, whether such default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within 60 days after written notice to the Operating Partnership by the trustee or holders of at least 25% in principal amount of the outstanding notes; or

(5) certain events of bankruptcy or insolvency affecting the REIT, the Operating Partnership or any other Significant Subsidiary.

If an Event of Default (other than an Event of Default specified in clause (5) above), shall occur and be continuing, the trustee or the holders of at least 25% of the principal amount of the notes may declare the principal of, and accrued interest on, the notes to be due and payable by notice in writing to the Operating Partnership and the trustee (if given by the holders) specifying the respective Event of Default and that it is a “notice of acceleration,” and the same shall become immediately due and payable.

Notwithstanding the foregoing, if an Event of Default specified in clause (5) above occurs and is continuing, then all unpaid principal of and premium, if any, and accrued and unpaid interest on the notes shall automatically become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder.

The indenture provides that, at any time after a declaration of acceleration with respect to the notes as described in the preceding paragraph, the holders of a majority in principal amount of the notes may rescind and cancel such declaration and its consequences if:

•	the rescission would not conflict with any judgment or decree;

•	all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

•

to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid; and

•	the Operating Partnership has paid the trustee its reasonable compensation and reimbursed the trustee for its expenses, disbursements and advances.

No such rescission shall affect any subsequent Event of Default or impair any right consequent thereto.

Holders of a majority in principal amount of the notes may waive any existing Default or Event of Default and its consequences, except a Default (i) in the payment of the principal of or interest on the notes or (ii) in respect of a covenant or provision contained in the indenture that cannot be modified or amended without the consent of the holder of each note affected thereby.

The trustee will be required to give notice to the holders of the notes within 90 days of a default under the indenture unless the default has been cured or waived; provided, however, that the trustee may withhold notice to the holders of the notes of any default with respect to the notes (except a default in the payment of the principal of or premium, if any, or interest on the notes) if specified responsible officers of the trustee consider the withholding to be in the interest of the holders.

The indenture provides that no holders of the notes may institute any proceedings, judicial or otherwise, with respect to the indenture or for any remedy thereunder, except in the case of failure of the trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default with respect to the notes from the holders of not less than 25% in principal amount of the outstanding notes, as well as an offer of reasonable indemnity and no direction inconsistent with that request has been given to the trustee by holders of a majority in aggregate principal amount of the outstanding notes. This provision will not prevent, however, any holder of the notes from instituting suit for the enforcement of payment of the principal of or premium if any, or interest on the notes on or after the respective due dates thereof.

Subject to provisions in the indenture relating to its duties in case of default, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holders of notes then outstanding under the indenture, unless the holders of such notes shall have offered to the trustee reasonable security or indemnity. The holders of not less than a majority in principal amount of the outstanding notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred upon the trustee. However, the trustee may refuse to follow any direction which is in conflict with any law or the indenture or which may involve the trustee in personal liability or be unduly prejudicial to the holders of the notes not joining therein.

The Operating Partnership will be required to provide an officers’ certificate to the trustee promptly upon becoming aware of any Default or Event of Default, specifying such Default or Event of Default and further stating what action the Operating Partnership has taken, is taking or proposes to take with respect thereto. In addition, within 120 days after the close of each fiscal year, the Operating Partnership and the REIT must deliver a certificate of an officer certifying to the trustee whether or not the officer has knowledge of any default under the indenture and, if so, specifying each default and the nature and status thereof.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Significant Subsidiary” means any Subsidiary that is a “significant subsidiary” within the meaning of Rule 1-02(w) of Regulation S-X under the Securities Act.

Modification of the Indenture

From time to time, the Operating Partnership, the REIT and the trustee, without the consent of the holders of the notes, may amend the indenture and the terms of the notes for certain specified purposes, including:

•	to cure any ambiguity, defect or inconsistency;

•	to comply with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

•	to evidence and provide for the acceptance of appointment by a successor trustee;

•	to conform the terms of the indenture, the notes and/or the guarantee to this “Description of Notes”;

•

to provide for the assumption by a successor corporation, partnership, trust or limited liability company of the Operating Partnership’s or the REIT’s obligations under the indenture and the notes, in each case in compliance with the provisions thereof;

•	to provide for the issuance of any additional notes under the indenture;

•	to comply with the rules of any applicable securities depository;

•

to make any change that would provide any additional rights or benefits to the holders of the notes (including to secure the notes, add guarantees with respect thereto, transfer any property to or with the trustee, add to the Operating Partnership’s covenants for the benefit of the holders of notes, add any additional events of default for the notes, or surrender any right or power conferred upon the Operating Partnership or the REIT) or that does not adversely affect the legal rights hereunder of any holder of notes in any respect; or

•

to supplement any provision of the indenture as shall be necessary to permit or facilitate the defeasance and discharge of the notes in accordance with the indenture; provided that such action shall not adversely affect the interests of any of the holders of notes in any material respect.

In formulating its opinion on such matters, the trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel. Other modifications and amendments of the indenture may be made with the consent of the holders of a majority in principal amount of all then outstanding notes, except that, without the consent of each holder of notes, no amendment may:

•

reduce the above-stated percentage of outstanding notes necessary to modify or amend the indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to change voting requirements set forth in the indenture;

•	reduce the rate of, change or have the effect of changing the time for payment of interest, including defaulted interest, on the notes;

•

reduce the principal amount of, change or have the effect of changing the stated maturity of the notes, or change the date on which the notes may be subject to redemption or repurchase or reduce the redemption price or repurchase price therefor;

•	make the notes payable in currency other than that stated in the notes or change the place of payment of the notes from that stated in the notes or in the indenture;

•

make any change in provisions of the indenture protecting the right of each holder of notes to receive payment of principal of and interest on the notes on or after the due date thereof or to bring suit to enforce such payment, or permitting holders of a majority in principal amount of the notes to waive Defaults or Events of Default;

•	make any change to or modify in any manner adverse to the holders of notes the terms and conditions of the obligations of the REIT under the guarantee;

•	make any change to or modify the ranking of the notes that would adversely affect the holders thereof;

•	make any change in these amendment and waiver provisions; or

•

modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect the action or to provide that certain other provisions may not be modified or waived without the consent of the holders of the notes.

In determining whether the holders of the requisite principal amount of outstanding notes have given any request, demand, authorization, direction, notice, consent or waiver thereunder, the indenture provides that notes owned by the Operating Partnership, the REIT or any other obligor upon the notes or any affiliate of the Operating Partnership, the REIT, or of the other obligor shall be disregarded.

Satisfaction, Discharge and Defeasance

The Operating Partnership and the REIT may terminate their obligations under the indenture, when:

•	either:

•	all the notes that have been authenticated and delivered have been delivered to the trustee for cancellation; or

•

all the notes issued that have not been delivered to the trustee for cancellation have become due and payable or will become due and payable at their stated maturity within one year (“discharge”) or are to be called for redemption on a redemption date within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by such trustee in the Operating Partnership’s name and at the Operating Partnership’s expense, and the Operating Partnership has deposited or caused to be deposited with the trustee, in trust, sufficient funds to pay and discharge the entire indebtedness on the notes to pay principal (and premium, if any), interest and any additional amounts, to the date of such deposit (if the notes have become due and payable) or to the maturity date or redemption date, as the case may be;

•	the Operating Partnership has paid or caused to be paid all other sums then due and payable under the indenture; and

•

the Operating Partnership has delivered to the trustee an officer’s certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

The Operating Partnership and the REIT may elect to have their obligations under the indenture discharged with respect to the outstanding notes (“legal defeasance”). Legal defeasance means that the Operating Partnership will be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes and to have satisfied all of its obligations under the notes and the indenture, except for:

•	the rights of holders of the notes to receive principal (and premium, if any), interest, if any, on the notes and any additional amounts when due;

•

the Operating Partnership’s obligations with respect to the notes concerning the issuance of temporary notes; registration and transfer of notes; replacement of mutilated, destroyed, lost or stolen notes; compensation of the trustee from time to time for its services rendered under the indenture; maintenance of an office or agency for payment; and holding in trust sums sufficient for the payment of additional amounts, if any;

•	the rights, powers, trusts, duties and immunities of the trustee; and

•	the legal defeasance provisions of the indenture.

In addition, the Operating Partnership and the REIT may elect to have their obligations released with respect to certain covenants in the indenture (“covenant defeasance”). Any failure to comply with these obligations will not constitute an Event of Default with respect to the notes. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under “— Events of Default” will no longer constitute an event of default. Upon any legal defeasance (but not covenant defeasance) the REIT will be released from its guarantee of the notes.

In order to exercise either legal defeasance or covenant defeasance with respect to outstanding notes:

•

the Operating Partnership or the REIT must irrevocably have deposited or caused to be deposited with the trustee as trust funds for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefit of the holders of notes:

•	money in dollars or in such foreign currency in which the notes are payable in at stated maturity;

•	non-callable U.S. government obligations; or

•	a combination of money and non-callable U.S. government obligations,

in each case sufficient without reinvestment, in the written opinion of a nationally recognized firm of independent public accountants to pay and discharge, and which shall be applied by the trustee to pay and discharge, the principal of (and premium, if any) and interest on the outstanding notes on the day on which such payments are due and payable in accordance with the terms of the indenture and of the notes. Before such deposit, the Operating Partnership may make arrangements satisfactory to the trustee for the redemption of any notes at a future date in accordance with any redemption provisions contained in any supplemental indenture relating to such notes, which shall be given effect in applying the foregoing;

•

in the case of legal defeasance, the Operating Partnership has delivered to the trustee an opinion of counsel to the effect that (i) the Operating Partnership shall have received from, or there has been published by, the Internal Revenue Service a ruling, or (ii) since the date of the indenture there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such legal defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

•

in the case of covenant defeasance, the Operating Partnership has delivered to the trustee an opinion of counsel to the effect that the holders of notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to the same U.S. federal income tax as would be the case if the covenant defeasance had not occurred;

•

no Event of Default or event with which notice or lapse of time or both would become an Event of Default with respect to the notes has occurred and is continuing at the date of such deposit, or solely in the case of events of default due to certain events of bankruptcy, insolvency or reorganization, during the period ending on the 91st day after the date of, such deposit;

•

such legal defeasance or covenant defeasance will not cause the trustee to have a conflicting interest for the purposes of the Trust Indenture Act with respect to any of the Operating Partnership’s or the REIT’s securities;

•

such legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the indenture or any other agreement or instrument to which the Operating Partnership or the REIT are a party, or by which the Operating Partnership or the REIT are bound;

•	such legal defeasance or covenant defeasance will not cause any securities listed on any registered national stock exchange under the Exchange Act to be delisted;

•

such legal defeasance or covenant defeasance will be effected in compliance with any additional terms, conditions or limitations which may be imposed on the Operating Partnership or the REIT in connection therewith; and

•

the Operating Partnership has delivered to the trustee an officer’s certificate and an opinion of counsel stating that all conditions precedent with respect to such legal defeasance or covenant defeasance have been complied with.

The Trustee

U.S. Bank National Association will initially act as the trustee, registrar and paying agent for the notes, subject to replacement at our option. The indenture provides that, except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an Event of Default, the trustee will exercise such rights and powers vested in it by the indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of its own affairs.

The indenture and the provisions of the Trust Indenture Act contain certain limitations on the rights of the trustee, should it become a creditor of us, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the Trust Indenture Act, the trustee will be permitted to engage in other transactions; provided that if the trustee acquires any conflicting interest as described in the Trust Indenture Act, it must eliminate such conflict or resign.

We maintain banking relationships in the ordinary course of business with the trustee and its affiliates, and an affiliate of the trustee is a significant tenant of ours.

Payments on the Notes; Paying Agent and Registrar; Transfer

We will pay principal and premium, if any, on certificated notes, if issued, at the office or agency designated by us for that purpose. We have initially designated the trustee as our paying agent and registrar and its agency in New York, New York as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and we or the REIT may act as paying agent or registrar. Interest on certificated notes, if issued, will be payable to holders, either by check mailed to each holder or, upon application by a holder to the registrar not later than the relevant record date, by wire transfer in immediately available funds to that holder’s account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

We will pay principal of and premium, if any, and interest on notes in global form registered in the name of or held by DTC or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global notes.

If any interest payment date, stated maturity date or redemption date is not a business day, the payment otherwise required to be made on such date will be made on the next business day without any additional payment as a result of such delay. All payments will be made in United States dollars.

A holder of notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents, including opinions of counsel. No service charge will be imposed by us, the REIT, the trustee or the registrar for any registration of transfer or exchange of notes, but we may require a holder to pay a sum sufficient to cover any transfer tax or other similar government charge required by law or permitted by the indenture.

The registered holder of a note will be treated as the owner of the note for all purposes.

No Personal Liability of Directors, Officers, Employees, Incorporator and Stockholders

No director, officer, employee, incorporator, agent, stockholder or affiliate of the REIT or any of its Subsidiaries, as such, shall have any liability for any obligations of the REIT or any of its Subsidiaries under the notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes, by accepting a note waives and releases all such liability. This waiver and release are part of the consideration for issuance of the notes.

Unclaimed Funds

All funds deposited with the trustee or any paying agent for the payment of principal, interest, premium or additional amounts in respect of the notes that remain unclaimed for two years after the maturity date of such notes will be repaid to the Operating Partnership upon its request. Thereafter, any right of any holder of notes to such funds shall be enforceable only against the Operating Partnership, and the trustee and paying agents will have no liability therefor.

Governing Law

The indenture, the notes, the guarantee endorsed on the notes and the registration rights agreement are governed by, and construed in accordance with, the internal laws of the State of New York.

BOOK-ENTRY SETTLEMENT AND CLEARANCE

The Global Notes

The new notes will be issued in the form of several registered notes in global form (the “Global Notes”) in a minimum denomination of $2,000 or integral multiples of $1,000 in excess thereof.

Upon issuance, each of the Global Notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in each Global Note will be limited to DTC participants or Persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•

upon deposit of each Global Note with DTC’s custodian, DTC will credit portions of the principal amount of the Global Note to the accounts of the DTC participants designated by the initial purchasers; and

•

ownership of beneficial interests in each Global Note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the Global Note).

Investors in Global Notes who are DTC participants may hold their interests therein directly through DTC. Investors in Global Notes who are not DTC participants may hold their interests therein indirectly through DTC participants, including Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking societe anonyme (“Clearstream”). Interests in a Global Note held through Euroclear or Clearstream may be subject to the procedures and requirements of those systems (as well as to the procedures and requirements of DTC). The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own and the ability to transfer beneficial interests in a Global Note to Persons that are subject to those requirements will be limited to that extent. Because DTC can act only on behalf of its participants, which in turn act on behalf of owners of beneficial interests owning interests through DTC participants, the ability of a Person having beneficial interests in a Global Note to pledge those interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of those interests, may be affected by the lack of a physical certificate evidencing those interests.

Beneficial interests in the Global Notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-Entry Procedures

All interests in the Global Notes will be subject to the operations and procedures of DTC, Euroclear and Clearstream. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. Neither we nor the initial purchasers are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a Global Note, that nominee will be considered the sole owner or holder of the new notes represented by that Global Note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a Global Note:

•	will not be entitled to have new notes represented by the Global Note registered in their names;

•	will not receive or be entitled to receive physical, certificated new notes; and

•

will not be considered the owners or holders of the new notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a Global Note must rely on the procedures of DTC to exercise any rights of a holder of new notes under the indenture (and, if the investor is not a DTC participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the new notes represented by a Global Note will be made by the trustee to DTC’s nominee as the registered holder of the Global Note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a Global Note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests. Payments of principal of and premium (if any) and interest with respect to new notes represented by certificated notes will be made by the trustee to the accounts specified by the holders of the certificated notes or, if no account is specified, by mailing a check to each holder’s registered address.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a Global Note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.

Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a Global Note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant Global Notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC and Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a Global Note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a Global Note to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day for Euroclear or Clearstream following the DTC settlement date.

DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the Global Notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated New Notes

New notes in physical, certificated form will be issued and delivered to each Person that DTC identifies as a beneficial owner of the related new notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the Global Notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the trustee that we elect to cause the issuance of certificated new notes; or

•	certain other events provided in the indenture should occur.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF

THE EXCHANGE OFFER

The following discussion is a summary of material U.S. federal income tax consequences of the exchange offer to holders of old notes, but is not a complete analysis of all potential tax effects. The summary below is based upon the Code, regulations of the Treasury Department, administrative rulings and pronouncements of the Internal Revenue Service and judicial decisions, all of which are subject to change, possibly with retroactive effect. This summary does not address all of the U.S. federal income tax consequences that may be applicable to particular holders, including dealers in securities, financial institutions, insurance companies and tax-exempt organizations. In addition, this summary does not consider the effect of any foreign, state, local, gift, estate or other tax laws that may be applicable to a particular holder. This summary applies only to a holder that acquired old notes at original issue for cash and holds such old notes as a capital asset within the meaning of Section 1221 of the Code.

The exchange of old notes for new notes in the exchange offer will not constitute a taxable event to holders for U.S. federal income tax purposes. Consequently, no gain or loss will be recognized by a holder upon receipt of a new note, the holder’s holding period for the new note will include the holder’s holding period for the old note exchanged therefor, and the holder’s basis in the new note will be the same as the holder’s basis in the old note immediately before the exchange.

Persons considering the exchange of old notes for new notes should consult their own tax advisors concerning the U.S. federal income tax consequences to them in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

PLAN OF DISTRIBUTION

For a period of 135 days from the date on which the exchange offer is consummated, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents. We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any broker-dealers and will indemnify the holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 135 days after the date on which the exchange offer is consummated, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until                     , 2013 all dealers effecting transactions in the new notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 135 days after the date on which the exchange offer is consummated we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the new notes and guarantee will be passed upon for us by King & Spalding LLP, Atlanta, Georgia.

EXPERTS

The consolidated financial statements of Piedmont Office Realty Trust, Inc. appearing in Piedmont Office Realty Trust, Inc.’s Current Report on Form 8-K filed on June 4, 2013 for the year ended December 31, 2012 (including the schedule appearing therein), and the effectiveness of Piedmont Office Realty Trust, Inc.’s internal control over financial reporting as of December 31, 2012 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and related schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

The REIT is subject to the information and periodic reporting requirements of the Exchange Act, and the REIT files annual, quarterly and current reports and other information with the SEC. You can read the REIT’s SEC filings over the Internet at the SEC’s website at www.sec.gov. To receive copies of public records not posted to the SEC’s web site at prescribed rates, you may complete an online form at http://www.sec.gov, send a fax to (202) 772-9337 or submit a written request to the SEC, Office of FOIA/PA Operations, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information. The REIT’s SEC filings are also available in the investor relations portion of the REIT’s website at www.piedmontreit.com. The information on, or accessible through, our website is not part of this prospectus unless specifically incorporated herein by reference.

INCORPORATION BY REFERENCE

The SEC allows us to ‘‘incorporate by reference’’ information in documents that have been filed with it. We have elected to use a similar procedure in connection with this prospectus, which means that we can disclose important information about us by referring you to those documents that are considered part of this prospectus. Any statement contained in this prospectus or a document incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or therein, or in any other subsequently filed document that also is deemed to be incorporated herein or therein by reference, modifies or supersedes such statement. A statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below that were filed by us with the SEC and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act; provided, however, that we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

•	Annual Report on Form 10-K for the year ended December 31, 2012;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2013;

•	Current Reports on Form 8-K filed on February 28, 2013, May 6, 2013, May 13, 2013, and June 4, 2013; and

•	Definitive Proxy Statement for the REIT’s Annual Meeting of Stockholders to be held on May 22, 2013.

You may request a copy of these filings at no cost, by writing to us at the following address:

Piedmont Office Realty Trust, Inc.

11695 Johns Creek Parkway, Suite 350

Johns Creek, Georgia 30097

Attention: Secretary

You should rely only on the information incorporated by reference or provided in this prospectus and any supplement hereto. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement hereto is accurate as of any date other than the date on the front of the document and that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. We undertake no obligation to publicly update the information in this prospectus or any supplement hereto in light of new information or future events arising after the dates thereof.

Piedmont Operating Partnership, LP

Offer to Exchange

Up to $350,000,000 aggregate principal amount

of our 3.40% Senior Notes due 2023

(which we refer to as the “new notes”)

and the guarantee thereof, which have been registered

under the Securities Act of 1933, as amended,

for $350,000,000 of our outstanding

3.40% Senior Notes due 2023

(which we refer to as the “old notes”

and, together with the new notes, as the “notes”)

and the guarantee thereof

PROSPECTUS

Until the date that is 90 days after the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Piedmont Office Realty Trust, Inc.

Maryland law permits the REIT to include in its charter a provision limiting the liability of our directors and officers to the REIT and its stockholders for money damages, except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment and that is material to the cause of action. The REIT’s charter contains a provision that eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Maryland law requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his service in that capacity. Maryland law permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer has reasonable cause to believe that the act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, Maryland law permits us to advance reasonable expenses to a director or officer upon receipt of (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (ii) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

The REIT’s charter and bylaws obligate the REIT, to the maximum extent permitted by Maryland law, to indemnify (i) any present or former director or officer of the REIT or (2) any individual who, while a director or officer of the REIT and, at the REIT’s request, serves or has served another corporation, REIT, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner, member, manager or trustee, against any claim or liability arising from his service in that capacity and to pay or reimburse such individual’s reasonable expenses in advance of final disposition of a proceeding.

Piedmont Operating Partnership, LP

Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its partnership agreement.

The amended and restated agreement of limited partnership of the Operating Partnership requires the Operating Partnership to indemnify (solely out of the assets of the Operating Partnership) its general partner and any director, officer or employee of its general partner or the Operating Partnership and such other persons (including affiliates of its general partner and the Operating Partnership) as the general partner may determine from time to time, in its sole and absolute discretion (each such person, an “Indemnitee”), against any loss, damage or liabilities, joint or several, expenses (including reasonable legal fees and expenses) judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative that relate to the operations of the Operating Partnership in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, unless it is established that:

•	the act or omission of the Indemnitee was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

•	the Indemnitee actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the Indemnitee has reasonable cause to believe that the act or omission was unlawful.

The amended and restated agreement of limited partnership of the Operating Partnership also requires the Operating Partnership to pay on behalf of or reimburse an Indemnitee for reasonable expenses incurred by an Indemnitee who is a party to a proceeding in advance of the final disposition of the proceeding upon receipt by the Operating Partnership of (i) a written affirmation by the Indemnitee of the Indemnitee’s good faith belief that the standard of conduct necessary for indemnification by the Partnership and (ii) a written undertaking by or on behalf of the Indemnitee to repay the amount so paid or reimbursed by the Partnership if it shall ultimately be determined that the standard of conduct has not been met.

Item 21. Exhibits.

The exhibits listed below in the “Index to Exhibits” are part of this registration statement and are numbered in accordance with Item 601 of Regulation S-K.

Item 22. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for purposes of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed pursuant to Rule 424(b) as part of the registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of such issue.

(8) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(9) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Signatures

Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Johns Creek, State of Georgia, on the 4th day of June, 2013.

PIEDMONT OFFICE REALTY TRUST, INC.

By:	/s/ Donald A. Miller, CFA
Donald A. Miller, CFA
President and Chief Executive Officer

PIEDMONT OPERATING PARTNERSHIP, LP

By: Piedmont Office Realty Trust, Inc., its general partner

By:	/s/ Donald A. Miller, CFA
Donald A. Miller, CFA
President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Donald A. Miller, CFA, Robert E. Bowers and Thomas A. McKean and each of them his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities set forth opposite their names and on the 4th day of June, 2013.

Signature	Title

/s/ Donald A. Miller, CFA Donald A. Miller, CFA	Director, Chief Executive Officer and President (Principal Executive Officer)

/s/ Robert E. Bowers Robert E. Bowers	Chief Financial Officer, Executive Vice President and Treasurer (Principal Financial Officer)

/s/ Laura P. Moon Laura P. Moon	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)

/s/ W. Wayne Woody W. Wayne Woody	Chairman of the Board, Director

/s/ Michael R. Buchanan Michael R. Buchanan	Director

/s/ Wesley E. Cantrell Wesley E. Cantrell	Director

/s/ William H. Keogler, Jr. William H. Keogler, Jr.	Director

/s/ Frank C. McDowell Frank C. McDowell	Director

/s/ Raymond G. Milnes, Jr. Raymond G. Milnes, Jr.	Director

/s/ Donald S. Moss Donald S. Moss	Director

/s/ Jeffrey L. Swope Jeffrey L. Swope	Director

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger dated as of February 2, 2007, by and among Piedmont Office Realty Trust, Inc. (the “Company”), WRT Acquisition Company, LLC, WGS Acquisition Company, LLC, Wells Real Estate Funds, Inc., Wells Capital, Inc., Wells Management Company, Inc., Wells Advisory Services I, LLC, Wells Real Estate Advisory Services, Inc. and Wells Government Services, Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K, filed on February 5, 2007).

3.1	Third Articles of Amendment and Restatement of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, filed on March 16, 2010).

3.2	Articles of Amendment of the Company effective June 30, 2011 (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on July 6, 2011).

3.3*	Certificate of Limited Partnership of Piedmont Operating Partnership, LP (the “Operating Partnership”) effective December 19, 1997, as amended.

3.4	Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated January 1, 2000 (incorporated by reference to Exhibit 10.64 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2000, filed on March 28, 2001).

3.5	Amendment, dated April 16, 2007, to Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated January 1, 2000 (incorporated by reference to Exhibit 99.8 to the Company’s Current Report on Form 8-K, filed on April 20, 2007).

3.6	Amendment, dated August 8, 2007, to Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated January 1, 2000 (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K, filed on August 10, 2007).

4.1	Indenture, dated May 9, 2013, by and among the Operating Partnership, the Company and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed on May 13, 2013).

4.2	Form of 3.40% Senior Notes due 2023 (included in Exhibit 4.1 hereto).

4.3	Registration Rights Agreement, dated May 9, 2013, by and among the Operating Partnership, the Company and J.P. Morgan Securities, LLC, Morgan Stanley & Co. LLC and U.S. Bancorp Investments, Inc., as representatives of the initial purchasers listed on Schedule 1 thereto (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K, filed on May 13, 2013).

5.1*	Opinion of King & Spalding LLP regarding legality.

5.2*	Opinion of Venable LLP regarding legality.

8.1*	Opinion of King & Spalding LLP regarding tax matters.

12.1*	Statement of Computation of Ratio of Earnings to Fixed Charges and of Earnings to Combined Fixed Charges and Preferred Stock Dividends.

23.1	Consent of King & Spalding LLP (included in Exhibits 5.1 and 8.1 hereto).

23.2	Consent of Venable LLP (included in Exhibit 5.2 hereto).

23.3*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

24.1	Powers of Attorney (included on the signature pages hereto).

25.1*	Form T-1 Statement of Eligibility and Qualification of the Trustee with respect to the 3.40% Senior Notes due 2018.

99.1*	Form of Letter of Transmittal.

99.2*	Form of Notice of Guaranteed Delivery.

*	Filed herewith